Exhibit 99.4

RISK FACTORS

In deciding how and whether to vote, Neurotrope stockholders should carefully consider the material risks described below and all of the information contained in or incorporated by reference into this proxy statement/prospectus, including but not limited to the matters described in the section of this proxy statement/prospectus titled “Forward-Looking Statements” and the matters discussed under “Item 1A. Risk Factors” in Neurotrope’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Risks Related to Metuchen’s Business, Industry and Operations

Metuchen has incurred significant losses, and may continue to experience losses in the future.

Metuchen reported a net loss of $32.5 million and a negative $10.4 million in Adjusted EBITDA and during the year ended December 31, 2019 compared to a net loss of $32.5 million and a positive $0.4 million in Adjusted EBITDA and during the year ended December 31, 2018 (including both the predecessor and successor periods reflecting the acquisition of a majority ownership interest in the business by JCP Investor), respectively. As of December 31, 2019, Metuchen had an accumulated deficit of $41.1 million. Metuchen cannot predict if it will achieve profitability soon or at all. Metuchen expects to continue to expend substantial financial and other resources on, among other things:

•	sales and marketing

•	investments in hiring key personnel;

•	development, regulatory approval and commercialization of H100™ for the treatment of Peyronie’s disease;

•	general administration, including legal, accounting and other expenses related to the Mergers.

Metuchen may not generate sufficient revenue to offset such costs to achieve or sustain profitability in the future. Metuchen expects to continue to invest in its operations and product and business development to maintain and grow its current market position and to meet its expanded reporting and compliance obligations as a public company.

Metuchen expects its operating losses to continue in the near term in order to carry out its strategic objectives. Metuchen considers historical operating results, capital resources and financial position, and current projections and estimates as part of its plan to fund operations over a reasonable period of time.

There is substantial doubt as to Metuchen’s ability to continue as a going concern.

Metuchen’s audited financial statements included in this prospectus/proxy statement/information statement have been prepared assuming that Metuchen will continue as a going concern and does not include any adjustments that might result if it ceases to continue as a going concern. There is substantial doubt about Metuchen’s ability to continue as a going concern, based on Metuchen’s recurring losses from operations and working capital deficiency. The inclusion of a “going concern” explanatory paragraph in future reports of Metuchen’s independent auditors may make it more difficult for Metuchen to secure additional financing or enter into strategic relationships on terms acceptable to Metuchen, if at all, and may materially and adversely affect the terms of any financing that it might obtain.

Metuchen is dependent on a single distributor for Stendra®.

Although Metuchen has agreements with the three largest pharmaceutical distributors, it currently depends on McKesson Corporation (“McKesson”) to service those agreements. McKesson, on an exclusive basis, provides distribution of Stendra® to its own retail pharmacies and handles Metuchen’s distribution to Cardinal Health and AmerisourceBergen. McKesson’s contract with us contains a provision that allows McKesson to terminate the contract for convenience upon one hundred eighty (180) days prior notice. If McKesson terminates its contract with Metuchen, or is otherwise unable or unwilling to perform under its contract, Metuchen’s business and revenues will be adversely affected unless and until it can identify a suitable replacement.

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Metuchen recorded revenues of approximately $11.1 million from sales of Stendra® in 2019, which accounted for 71.3 % of our total revenues in 2019.

The success of Metuchen’s business currently depends on the successful continued commercialization of its main product, Stendra®, which is marketed, distributed and sold under a license agreement from Vivus, Inc. (“Vivus”). Metuchen may not be successful in commercializing Stendra® beyond its current level. Additionally, if Stendra® were to become subject to problems such as loss of patent protection, changes in prescription growth rates, material product liability litigation, unexpected side effects, regulatory proceedings, publicity affecting doctor or patient confidence, pressure from existing competitive products, changes in labeling, pricing and access pressures, supply shortages or, if a new, more effective treatment should be introduced, there would be an adverse impact on Metuchen’s revenues, which could be significant.

Metuchen’s license agreement for Stendra® is a sublicense that is dependent on Vivus’s license agreement with a third party.

Revenues from Stendra® represent a significant percentage of Metuchen’s overall revenues. Metuchen’s rights to market, distribute and sell avanafil (the active ingredient in Stendra®) are granted under a license agreement that it entered into with Vivus on September 30, 2016 (the “Vivus License”), which is a sublicense under Vivus’s license agreement with the owner of the Stendra® patent, Mitsubishi Tanabe Pharma Corporation (“MTPC”). The license agreement between MTPC and Vivus (the “MTPC License”) contains certain termination rights that would allow MTPC to terminate the agreement if Vivus were to breach any of the terms of the MTPC License or become insolvent or bankrupt.

In the event that MTPC terminates the MTPC License with Vivus because of any contractual breach Metuchen has step-in rights with MTPC which would allow Metuchen to continue to sell Stendra®.

Metuchen is subject to the terms of a commercial supply agreement with Vivus and may be subject to substantial payment obligations thereunder.

In addition to the Vivus License, Metuchen entered into a commercial supply agreement with Vivus for Stendra® on September 30, 2016 (the “Supply Agreement”), which requires Metuchen to purchase certain minimum quantities of Stendra® in each year of the Supply Agreement term. In connection with the Supply Agreement, Vivus has claimed a shortfall of approximately $9.3 million with respect to Metuchen’s minimum purchase requirements in 2018 and 2019. Vivus also claims that Metuchen is responsible for the costs owed by Vivus to CVS Pharmacy in connection with returns of Stendra® in the amount of approximately $6.5 million that were delivered to CVS Pharmacy and later returned. Metuchen is currently in negotiations to determine the amounts ultimately owed to Vivus, but it may be responsible for payments of approximately $15.8 million. If required to pay these amounts to Vivus, this may adversely affect the financial condition of Metuchen.

Vivus has granted a license to Hetero USA, Inc. and Hetero Labs Limited to manufacture and commercialize the generic version of Stendra® in the United States once it comes off patent.

On January 3, 2017, Vivus granted Hetero USA, Inc. and Hetero Labs Limited (collectively, “Hetero”) a license to manufacture and commercialize the generic version of Stendra® described in its abbreviated new drug application (“ANDA”) filing in the United States as of the date that is the later of (a) October 29, 2024, which is 180 days prior to the expiration of the last to expire of the patents-in-suit, or (b) the date that Hetero obtains final approval from FDA of the Hetero ANDA.

Future competition from generic versions could negatively impact the sales volume of Stendra®, and prices for pharmaceutical products typically decline following generic or entry. The date on which generic competition with Stendra® begins may be different from the date that the patent or regulatory exclusivity expires but upon the loss or expiration of patent protection, or upon the “at-risk” launch (despite pending patent infringement litigation against the generic product) by a generic manufacturer of a generic version of Stendra®, Metuchen could lose a significant portion of revenues for Stendra® which can adversely affect its business.

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Metuchen relies on a combination of several different channels to promote its products to physicians and patients in the United States and internationally.

Metuchen currently relies on a variety of channels to market and sell its products, including:

•	sales representatives who promote Stendra® directly to high-volume physician prescribers of ED therapies and target physicians at trade associations;

•	online digital strategies, including search engine optimization and targeted advertisements, target physicians and consumers;

•	targeting of managed care organizations to deliver value-based contracts and improve placement for Stendra® on approved drug lists;

•	collaboration with specialty pharmacies that provide personalized service to physicians and patients, including discreet shipping to patients’ homes; and

•	direct marketing of our medical devices to urology offices domestically and internationally.

Metuchen will continue to depend on these strategies, partners and distribution channels in order to promote and sell its products. Metuchen cannot assure you that these strategies will enable it to successfully market and sell its products. Failure to successfully market and sell its products would have a material adverse effect on Metuchen’s business, financial condition and results of operations.

Metuchen is substantially dependent on a limited number of commercial products. Any difficulties or delays in product manufacturing, regulatory compliance, sales or marketing could affect Metuchen’s future results.

Metuchen’s ability to achieve its business objectives is directly dependent on its ability to get its products to market, and any delays or difficulties in manufacturing, regulatory compliance, sales or marketing could have an adverse impact, including but not limited to the following types of events:

•	failure to predict market demand for, or to gain market acceptance of, approved products;

•	failure to comply with applicable regulatory requirements, which could result in costly and disruptive enforcement actions, or otherwise require costly and disruptive corrective actions;

•	delays, unavailability, or undetected defects with respect to product manufacturing materials;

•	failure to maintain appropriate quality standards throughout the internal and external supply network or comply with current good manufacturing practices (“cGMPs”) or other regulations;

•	failure to establishment and maintain of adequate healthcare coverage and reimbursement;

•	failure to establish and maintain market demand and acceptance for Metuchen’s products through marketing and sales activities, and any other arrangements to promote these products;

•	failure to adequately train sales and marketing personnel regarding regulatory compliance matters and any exposure that Metuchen may face due to noncompliance of such personnel;

•	failure to establish and maintain agreements with wholesalers, distributors, and group purchasing organizations on commercially reasonable terms;

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•	failure to manufacture products in sufficient quantities and at acceptable quality and manufacturing cost to meet commercial demand;

•	failure to effectively compete with other products on the market;

•	failure to maintain a continued acceptable product safety and efficacy profile;

•	interruptions to supply chain continuity or commercial operations as a result of man-made or natural disasters; and

•	failure to maintain supply chain integrity against intentional and criminal acts.

The FDA may determine that Metuchen’s products or product candidates have undesirable side effects that could result in regulatory action, impede commercialization, or delay or prevent their regulatory approval.

Undesirable side effects caused by Metuchen’s products or product candidates could adversely and materially harm the business. Undesirable side effects could limit Metuchen’s ability to commercialize the products, could result in product liability suits, and could result in regulatory actions, such as, but not limited to withdrawal of the products from the market, withdrawal of marketing approvals, safety communications or warnings, revisions to product labeling to add warnings or other precautions, or prompt regulators to require that Metuchen implement risk mitigation steps, such as post-approval studies, REMS, and/or other strategies. Undesirable side effects could impact the ability of the Metuchen to complete product development, may require that development be limited to certain uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, could cause Metuchen, IRBs, and other reviewing entities or regulatory authorities to interrupt, delay, or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities. Undesirable side effects caused by or any unexpected characteristics for product candidates could also result in denial of regulatory approval by the FDA or other comparable foreign authorities for any or all targeted indications or the inclusion of unfavorable information in product labeling, such as limitations on the indicated uses or populations for which the products may be marketed or distributed, a label with significant safety warnings, including boxed warnings, contraindications, and precautions, a label without statements necessary or desirable for successful commercialization, or may result in requirements for costly post-marketing testing and surveillance, or other requirements, including REMS, to monitor the safety or efficacy of the products. Should any of the foregoing occur, Metuchen’s business may be materially harmed.

Metuchen relies on third-party contract manufacturers to produce commercial quantities of its products.

Metuchen currently only has facilities to assemble its VED products, and therefore must rely on qualified third-party contract manufactures with appropriate facilities and equipment to contract manufacture commercial quantities of products. Metuchen also relies on contract manufacturers to produce quantities of its product candidates to support its development programs. Metuchen expects to pursue additional contract manufacturing for certain of its products in the future. Any performance failure on the part of its contract manufacturers could delay production or delivery of any approved products and could delay product candidate development programs, depriving Metuchen of potential product revenue and resulting in development programs taking longer than planned. Failure by Metuchen’s contract manufacturers to achieve and maintain high manufacturing standards could result in patient injury or death, product recalls or withdrawals, delays or failures in testing or delivery, delays in development programs, withdrawals of marketing approvals, refusal of regulatory authorities to approve new marketing applications or supplements, cost overruns or other problems that could materially adversely affect its business. Contract manufacturers may encounter difficulties involving production yields, quality control and quality assurance.

These third-party contract manufacturers are also subject to cGMP and/or QSR regulations, which impose extensive procedural and documentation requirements. The FDA and corresponding state and foreign agencies perform ongoing periodic unannounced inspections to ensure strict compliance with cGMP/QSR and other applicable government regulations. Prior to approving a marketing application, manufacturers will also need to validate their manufacturing process. FDA will also inspect the proposed manufacturing facilities to confirm that they can produce products meeting FDA’s regulatory standards. Failure to comply with these requirements may subject Metuchen to possible legal or regulatory actions, such as warning letters, suspension of manufacturing, seizure of product, injunctions, debarment, voluntary recall of a product or failure to secure product approvals, any of which could have a material adverse effect on Metuchen’s business, financial condition and results of operations. Beyond contractual remedies that may be available to it, Metuchen does not have control over third-party manufacturers’ compliance with these regulations and standards.

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If for any reason Metuchen’s contract manufacturers cannot perform as agreed, it may be required to replace them. Although Metuchen believes there are a number of potential replacements, it may incur added costs and delays in identifying and qualifying any such replacements. Metuchen may compete with other companies for access to manufacturing facilities that can produce products in accordance with FDA’s regulatory standards. If third party manufacturers should cease to continue to provide manufacturing services for any reason, Metuchen likely would experience delays in obtaining sufficient quantities of its products and product candidates to meet commercial demand or advance its development programs. Third-party facilities may also be affected by natural disasters, such as floods or fire, health pandemics or outbreaks, or such facilities could face manufacturing issues, such as contamination or regulatory findings following a regulatory inspection of such facility. In such instances, Metuchen may need to locate an appropriate replacement third-party relationship, which may not be readily available or on acceptable terms, which would cause additional delay and increased expense. The addition of a new or alternative manufacturer may also require FDA approvals and may have a material adverse effect on our business.

The inability of a manufacturer to ship orders of our products in a timely manner or to meet quality standards could cause Metuchen to miss the delivery date requirements of its customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could have a material adverse effect as Metuchen’s revenue would decrease and it would incur net losses as a result of sales of the product, if any sales could be made.

Metuchen relies on third parties for the supply of the raw materials necessary to develop and manufacture its products.

Metuchen is dependent on third parties for the supply of the raw materials necessary to develop and manufacture its products, including the active and inactive pharmaceutical ingredients used in its products. Metuchen is required to identify the supplier of all the raw materials for all FDA-approved products that it acquires from others. If raw materials for a particular product become unavailable from an approved supplier specified in a drug application, Metuchen would be required to qualify a substitute supplier with the FDA and, depending on the supplier, provide FDA with notice or receive FDA approval for the supplier, which would likely delay or interrupt manufacturing of the affected product. Failure of suppliers to meet the applicable regulatory standards could also result in enforcement actions against such suppliers or Metuchen.

Shortages in the raw materials would potentially delay Metuchen’s development programs or result in insufficient product quantities to meet commercial demand. Third-party manufacturers’ failure to obtain the raw materials necessary to manufacture sufficient quantities of products and product candidates may have a material adverse effect on Metuchen’s business.

These third parties include foreign suppliers. Arrangements with international raw material suppliers are subject to, among other things, FDA regulation, various import duties, foreign currency risk and other government clearances. Acts of governments outside and within the United States may affect the price or availability of raw materials needed for the development or manufacture of Metuchen’s products. In addition, any changes in patent laws in jurisdictions outside the United States may make it increasingly difficult to obtain raw materials for research and development prior to the expiration of the applicable U.S. or foreign patents.

Changes in product or product candidate manufacturing or formulation may result in additional costs or delay.

Any changes to product or product candidate manufacturing or formulation may materially impact Metuchen’s business. For approved products, manufacturing changes may require reporting to and/or approval from the applicable regulatory authorities, including FDA. Regulatory authorities may require substantial, time consuming, and costly manufacturing work as well as studies to support such changes. Any such changes may also not accomplish the intended outcome. Additionally, changes to product candidate manufacturing during product development may also adversely impact the development program. Changes could cause product candidates to perform differently and affect the results of future studies. Such changes may also require additional testing, studies, FDA notification, or FDA approval.

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Regulatory approval is limited by the FDA to those specific indications and conditions for which approval has been granted. Metuchen we may be subject to fines, penalties, injunctions, or other enforcement actions if regulatory authorities determine that it is promoting any products for unapproved or “off-label” uses, resulting in reputational and business damage.

Metuchen must comply with requirements concerning advertising and promotion of FDA regulated products. Promotional communications with respect to therapeutics are subject to a variety of legal and regulatory restrictions and continuing review by the FDA, Department of Justice, Department of Health and Human Services’ Office of Inspector General, state attorneys general, members of Congress, and the public. When the FDA or comparable foreign regulatory authorities issue regulatory approval, the approval is limited to those specific uses and indications for which a product is approved. Companies may not market or promote products for those indications and uses, for which the product has not received approval. For 510(k)-exempt devices, such as Metuchen’s VED devices, FDA requires that companies promote such products consistent with the relevant device classification. Claims outside the scope of the 510(k)-exempt classification would be considered “off-label” and trigger the requirement for a new 510(k) or other premarket submission to FDA. Companies must also be able to sufficiently substantiate any product claims and must abide by the FDA’s strict requirements regarding the content of promotion and advertising.

While physicians may choose to prescribe products for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical studies and approved by the regulatory authorities, Companies are prohibited from marketing and promoting the products for indications and uses that are not specifically approved by the FDA or, for 510(k)-exempt devices, are outside the scope of the relevant device classification. If the Company is found to have impermissibly promoted any product, it may become subject to significant liability and government fines. The FDA and other agencies actively enforce the laws and regulations regarding product promotion, particularly those prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted a product may be subject to significant sanctions. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees of permanent injunctions under which specified promotional conduct is changed or curtailed.

In the United States, engaging in the impermissible promotion of products for off-label uses can also subject a company to false claims and other litigation under federal and state statutes, including fraud and abuse and consumer protection laws. Such litigation can lead to civil and criminal penalties and fines, agreements with governmental authorities that materially restrict a company’s business through, for example, corporate integrity agreements, suspension or exclusion from participation in federal and state healthcare programs, suspension and debarment from government contracts, and refusal of orders under existing government contracts. These false claims statutes include the federal civil False Claims Act, which allows any individual to bring a lawsuit against a company on behalf of the federal government alleging submission of false or fraudulent claims, or causing others to present such false or fraudulent claims, for payment by a federal program such as Medicare or Medicaid. If the government decides to intervene and prevails in the lawsuit, the individual will share in the proceeds from any fines or settlement funds. If the government declines to intervene, the individual may pursue the case alone. These False Claims Act lawsuits have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements, up to $3.0 billion, pertaining to certain sales practices and promoting off-label uses. In addition, False Claims Act lawsuits may expose sponsors to follow-on claims by private payers based on fraudulent marketing practices. This growth in litigation has increased the risk that companies will have to defend a false claim action, and pay settlements fines or restitution, as well as criminal and civil penalties, agree to comply with burdensome reporting and compliance obligations, and be excluded from Medicare, Medicaid, or other federal and state healthcare programs.

In the United States, the distribution of drug product samples to physicians must further comply with the requirements of the U.S. Prescription Drug Marketing Act, and the promotion of pharmaceutical products are subject to additional FDA requirements and restrictions on promotional statements. If the FDA determines that promotional activities violate its regulations and policies pertaining to product promotion, it could request the modification of promotional materials or could subject a company to regulatory or other enforcement actions, including issuance of warning letters or untitled letters, suspension or withdrawal of an approved product from the market, requests for recalls, payment of civil fines, disgorgement of money, imposition of operating restrictions, injunctions or criminal prosecution, and other enforcement actions.

To the extent that any of the Company’s product candidates may be eligible, Metuchen may seek orphan drug designation from FDA. However, there is no guarantee that the Company will be able to maintain this designation, receive this designation, or receive or maintain any corresponding benefits, including periods of exclusivity.

To the extent eligible, Metuchen may seek orphan drug designation for its product candidates. While orphan drug designation would provide the Company with certain advantages, it neither shortens the development time or regulatory review time of a product candidate nor gives the product candidate any advantage in the regulatory review or approval process.

Generally, if a product candidate with orphan drug designation subsequently receives marketing approval before another product considered by the FDA to be the same, for the same orphan indication, the product is entitled to a period of marketing exclusivity, which precludes the FDA from approving another marketing application for the same drug for the same indication for seven years.

The Company may not be able to obtain any future orphan drug designations, orphan drug designations do not guarantee that the Company will be able to successfully develop its product candidates, and there is no guarantee that the Company will be able to maintain any orphan drug designations. For instance, orphan drug designations may be revoked if the FDA finds that the request for designation contained an untrue statement of material fact or omitted material information, or if the FDA finds that the product candidate was not eligible for designation at the time of the submission of the request.

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Moreover, even if the Company is able to receive and maintain orphan drug designations, it may ultimately not receive any period of regulatory exclusivity if the product candidate is approved. For instance, the Company may not receive orphan product regulatory exclusivity if the indication for which the Company receives FDA approval is broader than the orphan drug designation. Orphan exclusivity may also be lost for the same reasons that orphan drug designation may be lost. Orphan exclusivity may further be lost if the Company is unable to assure a sufficient quantity of the product to meet the needs of patients with the rare disease or condition.

Even if the Company obtains orphan exclusivity, that exclusivity may not effectively protect the product from competition as different products can be approved for the same condition or products that are the same can be approved for different conditions. Even after an orphan product is approved, the FDA can also subsequently approve a product containing the same principal molecular features for the same condition if the FDA concludes that the later product is clinically superior. The FDA may further grant orphan drug designation to multiple sponsors for the same compound or active molecule and for the same indication. If another sponsor receives FDA approval for such product before the Company does, the Company would be prevented from launching its product in the United States for the orphan indication for a period of at least seven years unless it can demonstrate clinical superiority. Moreover, third-party payors may reimburse for products off-label even if not indicated for the orphan condition.

Metuchen may experience pricing pressure on the price of our products due to social or political pressure to lower the cost of drugs, which would reduce our revenue and future profitability, if achieved.

Federal and state health care programs are increasingly focused on the price of prescription drugs and medical devices, including the expanded use of mandatory rebates and discounts and measures that penalize or prohibit price increases over inflation rates. Public and private third-party payers also may not consider Stendra® or our other products to be medically necessary when prescribed for ED and may decline to cover it. Recent events have resulted in increased public and governmental scrutiny of the cost of drugs, especially in connection with price increases following companies’ acquisitions of the rights to certain drug products. In particular, U.S. federal prosecutors recently issued subpoenas to a pharmaceutical company seeking information about its drug pricing practices, among other issues, and members of the U.S. Congress have sought information from certain pharmaceutical companies relating to post-acquisition drug-price increases. Metuchen’s revenue and future profitability, if achieved, could be negatively affected if these inquiries were to result in legislative or regulatory proposals that limit its ability to increase the prices of its products.

Pressure from social activist groups and future government regulations may also put downward pressure on the price of drugs, which could result in downward pressure on the prices of Metuchen’s products in the future.

Private third-party payers and other managed care entities, such as pharmacy benefit managers, continue to take action to manage the utilization of drugs and control the cost of drugs and medical devices.

Consolidation among managed care organizations (“MCOs”) has increased the negotiating power of MCOs and other private third-party payers. Private third-party payers increasingly employ formularies to control costs by taking into account discounts in connection with decisions about formulary inclusion or favorable formulary placement. Failure to obtain or maintain timely adequate pricing or favorable formulary placement for our products, or failure to obtain such formulary placement at favorable pricing, could adversely impact revenue. Private third-party payers, including self-insured employers, often implement formularies with copayment tiers to encourage utilization of certain drugs and have also been raising co-payments required from beneficiaries, particularly for branded pharmaceuticals and biotechnology products Managed care also establishes formularies to control the cost of medical supplies. Payers may limit the number of drugs covered in the therapeutic class or sources in supply categories, cover only generic alternatives to drugs in the class, or impose restrictions on reimbursement of a particular drug or drugs in a class or a particular medical device.

Private third-party payers are also implementing new initiatives like so-called “copay accumulators” (policies that provide that the value of copay assistance does not count as out-of-pocket costs that are applied toward deductibles) that can shift more of the cost burden to manufacturers and patients. This cost shifting has increased consumer interest and input in medication choices, as they pay for a larger portion of their prescription costs and may cause consumers to favor lower cost generic alternatives to branded pharmaceuticals. As the U.S. payer market consolidates further and as more drugs become available in generic form, biopharmaceutical companies may face greater pricing pressure from private third-party payers, who will continue to drive more of their patients to use lower cost generic alternatives.

Products may face competition from generic drug products and other similar drug products.

If the FDA or comparable foreign regulatory authorities approve generic or similar versions of any of Metuchen’s products, the sales of Metuchen’s products could be adversely affected. Once the Stendra® NDA was approved, the product will become the “reference listed drug” in the FDA’s Orange Book. Other applicants may then seek approval of generic versions of the product through submission of ANDAs in the United States. In support of an ANDA, a generic applicant would not need to conduct full clinical studies. Rather, the applicant generally must show that its product has the same active ingredient(s), dosage form, strength, route of administration, conditions of use and labeling, among other commonalities, as the reference listed drug and that the generic version is bioequivalent to the reference listed drug, meaning it is available at the site of action at the same rate and to the same extent as the reference listed drug. Generic products may be significantly less costly to bring to market than the reference listed drug and companies that produce generic products are generally able to offer them at lower prices, and are generally preferred by third party payors. As a result, the FDA, the administration and Congress have taken steps to encourage increased generic drug competition in the market in an effort to bring down drug costs.

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Following the introduction of a generic drug, a significant percentage of the sales of any branded product or reference listed drug is typically lost to the generic product. Moreover, in addition to generic competition, Metuchen could face competition from other companies seeking approval of drug products that are similar to the Company’s drug products using the 505(b)(2) regulatory pathway. Such applicants may be able to rely on Metuchen’s products, other approved drug products or published literature to develop drug products that are similar to Metuchen’s. The introduction of similar drug products could expose products to increased competition.

Any ANDA or 505(b)(2) applicants would need to submit patent certification statements with their applications for patents that are listed in the FDA’s Orange Book. There are detailed rules and requirements regarding the patents that may be submitted to the FDA for listing in the Orange Book. Metuchen may be unable to obtain patents covering its products that contain one or more claims that satisfy the requirements for listing in the Orange Book. Patents not listed in the Orange Book would not receive the protections provided by the Hatch Waxman Act.

Moreover, if an ANDA or 505(b)(2) applicant files a paragraph IV challenge to any patents that Metuchen may list in the FDA’s Orange Book and the Company does not file a patent infringement lawsuit within 45 days of receiving notice of a paragraph IV certification, the ANDA or 505(b)(2) applicant would not be subject to a 30-month stay. Litigation or other proceedings to enforce or defend intellectual property rights, however, would likely be complex in nature, may be expensive and time consuming, may divert management’s attention, and may result in unfavorable results

Moreover, if any product candidate does not receive any anticipated periods of regulatory exclusivity, that product candidate may face generic or 505(b)(2) product competition sooner than anticipated, which could materially and adversely impact Metuchen’s business. Finally, there are already generic versions of other erectile dysfunction drugs on the market against which the Metuchen drug product competes. As generic products, these products are priced below Metuchen’s, presenting the risk that patients and their physicians will opt for those products instead of the Metuchen brand product.

The business that Metuchen conducts outside the United States may be adversely affected by international risk and uncertainties.

Although Metuchen’s operations are based in the United States, it conducts certain business outside the U.S. and expects to continue to do so in the future. Currently, Metuchen possesses the rights to license, develop, market, sell and distribute Stendra® in Canada, South America, and India, and its VED products are also marketed internationally. The active pharmaceutical ingredient for Stendra® is produced in France and shipped to the United States in tablet form for packaging. One of the manufacturers of our medical devices is based in China, and Metuchen expects to expand contract manufacturing for certain of its products in Europe, the Middle East, and Northern Africa in the future. Any business that it conducts outside the United States will be subject to additional risks that may materially adversely affect its ability to conduct business in international markets, including:

•	The ability to receive any required regulatory authorizations to commercialize products internationally and the ability to comply with international regulatory requirements;

•	Potentially reduced protection for intellectual property rights in certain other countries;

•	Unexpected changes in tariffs, trade barriers and regulatory requirements;

•	Economic weakness, including inflation or political instability, in particular foreign economies and markets;

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•	Workforce uncertainty in countries where labor unrest is more common than in the United States;

•	Production shortages resulting from any events affecting a product candidate and/or finished drug product supply or manufacturing capabilities abroad;

•	Business interruptions resulting from geo-political actions, including war and terrorism or natural disasters, including earthquakes, hurricanes, typhoons, floods and fires; and

•	Failure to comply with Office of Foreign Asset Control rules and regulations and the Foreign Corrupt Practices Act (“FCPA”).

These factors or any combination of these factors may adversely affect our revenue or our overall financial performance.

Metuchen will need to expand its operations and increase its size, and it may experience difficulties in managing growth.

As Metuchen increases the number of products it owns or has the right to sell, it may need to increase personnel headcounts with respect to sales, marketing, product development, scientific, or administrative departments. In addition, to meet its obligations as a public company, it will need to increase its general and administrative capabilities. The management, personnel and systems currently in place may not be adequate to support this future growth. The need to effectively manage its operations, growth and various projects requires that it:

•	Successfully attract and recruit new employees with the required expertise and experience;

•	Successfully grow marketing, distribution and sales infrastructure; and

•	Continue to improve operational, manufacturing, financial and management controls, reporting systems and procedures.

If Metuchen is unable to manage this growth and increased complexity of operations, its business may be adversely affected.

Metuchen’s debt facility contains financial and operating restrictions that may limit its access to credit. In addition, Metuchen’s debt facility expires on April 1, 2021 (subject to extension until December 1, 2021 upon the achievement of certain financial milestones), and Metuchen may not be able to renew, extend or replace the expiring facility. If Metuchen fail to comply with covenants in its debt facility or if facility is terminated, Metuchen may be required to repay its indebtedness thereunder, which would have an adverse effect on its liquidity.

Provisions governing Metuchen’s debt facility impose restrictions on its ability to operate, including, for some of the agreements and instruments, but not for others, its ability to:

•	incur capital expenditures;

•	incur additional debt;

•	pay dividends and make distributions;

•	redeem or repurchase capital stock;

•	create liens;

•	enter into transactions with affiliates; and

•	merge or consolidate with or into other entities.

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Metuchen’s debt facility also contains other financial and non-financial covenants. Metuchen may not be able to comply with these covenants in the future. Metuchen’s failure to comply with these covenants may result in the declaration of an event of default, which, if not cured or waived, may result in the acceleration of the maturity of indebtedness outstanding under the debt facility, and require Metuchen to pay all amounts outstanding. Such an event may also lead Metuchen’s lender to exercise its security interest in its assets. If an event of default occurs, Metuchen may not be able to cure it within any applicable cure period, if at all. If the maturity of Metuchen’s indebtedness is accelerated, it may not have sufficient funds available for repayment or it may not have the ability to borrow or obtain sufficient funds to replace the accelerated indebtedness on terms acceptable to Metuchen, or at all.

Risks Related to Metuchen Personnel

Because Metuchen is a small pharmaceutical company with limited resources, it may be unable to attract qualified personnel.

Because of the specialized nature of its business, Metuchen’s ability to develop products and to compete with its current and future competitors largely depends upon its ability to attract, retain and motivate highly-qualified managerial, marketing, consulting and scientific personnel. Metuchen faces intense competition for qualified employees and consultants from biopharmaceutical companies, research organizations and academic institutions. Attracting, retaining or replacing these personnel on acceptable terms may be difficult and time-consuming given the high demand in its industry for similar personnel. There is intense competition for qualified personnel in this business sector, and we cannot assure you that Metuchen will be able to attract the qualified personnel necessary for the development of its business.

Metuchen may be adversely affected by any misconduct or improper activities on the part of its individual employees, principal investigators or consultants.

Metuchen is exposed to the risk that any of its employees, principal investigators and consultants may engage in fraudulent conduct or other illegal activity. Although Metuchen has adopted a code of conduct applicable to all of its employees, it is not always possible to identify and deter misconduct by employees and other third parties, and the precautions it takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting it from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. Misconduct by these parties could include intentional, reckless and/or negligent conduct or other unauthorized activities that violate the regulations of the FDA and other regulatory authorities, including those laws requiring the reporting of true, complete and accurate information to such authorities; healthcare fraud and abuse laws and regulations in the United States and abroad; or laws that require the reporting of financial information or data accurately. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. These laws also involve the improper use of information obtained in the course of clinical trials or creating fraudulent data in Metuchen’s nonclinical studies or clinical trials, which could result in regulatory sanctions and cause serious harm to Metuchen’s reputation.

Additionally, Metuchen is subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against Metuchen, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of Metuchen’s operations, any of which could adversely affect its ability to operate its business and results of operations.

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Risks Related to Government Regulation and Legal Proceedings for Metuchen

Metuchen’s approved drug products are subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, drug products could be subject to labeling and other restrictions and market withdrawal, and Metuchen may be subject to penalties if it fails to comply with regulatory requirements or experiences unanticipated product problems.

Drug products approved by the applicable regulatory authorities for commercialization are subject to extensive and ongoing requirements of and review by the FDA and other regulatory authorities, including requirements related to the manufacturing processes, post-approval clinical data, labeling, packaging, distribution, adverse event reporting, storage, recordkeeping, export, import, advertising, marketing, and promotional activities for such product. These requirements further include submissions of safety and other post-marketing information, including manufacturing deviations and reports, registration and listing requirements, the payment of annual fees, continued compliance with cGMPs relating to manufacturing, quality control, quality assurance, and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and GCPs for any clinical trials conducted following approval.

Product sponsors and their collaborators, including contract manufacturer, could be subject to periodic unannounced inspections by the FDA to monitor and ensure compliance with cGMPs and other FDA regulatory requirements. Later discovery of previously unknown adverse events or that the product is less effective than previously thought or other problems with products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements both before and after approval, may yield various results, including:

•	restrictions on manufacturing or distribution, or marketing of such products;
•	restrictions on the labeling, including restrictions on the indication or approved patient population, and required additional warnings, such as black box warnings, contraindications, and precautions;
•	modifications to promotional pieces;
•	issuance of corrective information;
•	requirements to conduct post-marketing studies or other clinical trials;
•	clinical holds or termination of clinical trials;
•	requirements to establish or modify a REMS or a similar strategy;
•	changes to the way the product is administered;
•	liability for harm caused to patients or subjects;
•	reputational harm;
•	the product becoming less competitive;
•	warning, untitled, or cyber letters;
•	suspension of marketing or withdrawal of the products from the market;
•	regulatory authority issuance of safety alerts, Dear Healthcare Provider letters, press releases, or other communications containing warnings or other safety information about the product;
•	refusal to approve pending applications or supplements to approved applications;
•	recalls of products;
•	fines, restitution or disgorgement of profits or revenues;
•	suspension or withdrawal of marketing approvals;
•	refusal to permit the import or export of products;
•	product seizure or detention;
•	FDA debarment, suspension and debarment from government contracts, and refusal of orders under existing government contracts, exclusion from federal healthcare programs, consent decrees, or corporate integrity agreements; or
•	injunctions or the imposition of civil or criminal penalties, including imprisonment.

Any of these events could prevent Metuchen from achieving or maintaining market acceptance of its products or could substantially increase the costs and expenses of developing and commercializing products. Any of these events could further have other material and adverse effects on Metuchen’s operations and business.

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The FDA’s policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of product candidates, that could limit the marketability of products, or that could impose additional regulatory obligations on Metuchen.

Metuchen’s medical devices are subject to stringent regulatory oversight and any adverse regulatory action may adversely affect our financial condition and business operations

Medical device products, development activities and manufacturing processes are subject to extensive and rigorous regulation by numerous government agencies, including the FDA and comparable foreign agencies. To varying degrees, each of these agencies monitors and enforces our compliance with laws and regulations governing the development, testing, manufacturing, labeling, marketing and distribution of medical devices.

Although Metuchen’s devices are exempt from 510(k) clearance requirements, they were originally approved with under a 510(k) clearance. However, in 2004, the FDA no longer requires a 510(k) submission for Class II external rigidity devices. The process of obtaining marketing approval, authorization, or clearance from the FDA and comparable foreign regulatory agencies for new products, or for enhancements or modifications to existing products, could take a significant amount of time, require the expenditure of substantial financial and other resources, and require rigorous and expensive pre-clinical and clinical testing. Additionally, FDA could impose limitations on the indications for use of our products. Should Metuchen pursue FDA clearance, authorization, or approval for a new device or device modification, it cannot be certain that it will receive required clearance, authorization, or approval from the FDA and foreign regulatory agencies for new products or modifications to existing products on a timely basis or at all. The failure to receive clearance, authorization, or approval for significant new products or modifications to existing products on a timely basis or at all could have a material, adverse effect on Metuchen’s financial condition and results of operations.

Both before and after a medical device product is commercially released, Metuchen has ongoing responsibilities under FDA and foreign regulations. For example, Metuchen is required to comply with the FDA’s Quality System Regulation, which sets forth the good manufacturing requirements for medical devices. These include requirements related to design controls, production and process controls, process validation, purchasing controls, supplier oversight, complaint handling and investigation, corrective and preventative actions, and record-keeping. In addition, FDA’s medical device reporting regulation requires companies to provide information to the FDA whenever they become aware of evidence that reasonably suggests that a device may have caused or contributed to a death or serious injury or, that a malfunction occurred which would be likely to cause or contribute to a death or serious injury upon recurrence.

Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic inspections by the FDA, which may result in observations on Form 483, and in some cases warning letters, that require corrective action. If the FDA or equivalent foreign agency were to conclude that Metuchen is not in compliance with applicable laws or regulations, or that any of its medical devices may be hazardous or defective, the FDA or equivalent foreign agency could take enforcement action, which may include issuance of a warning letter, untitled letter, or other enforcement letter; seizure of the device; requesting or requiring a recall or other field action; or requiring the repair, replacement, or refund the cost of the medical device. The FDA may also impose manufacturing and other operating restrictions; enjoin and restrain certain violations of applicable law pertaining to medical devices; or assess civil or criminal penalties against Metuchen or its officers or employees. In addition, FDA could recommend prosecution to the Department of Justice. Any adverse regulatory action, depending on its magnitude, may restrict Metuchen from effectively manufacturing, marketing, and selling products and could have a material, adverse effect on Metuchen’s financial condition and results of operations. In addition, negative publicity and product liability claims resulting from any adverse regulatory action could have a material, adverse effect on Metuchen’s financial condition and results of operations.

FDA also regulates the promotion and marketing of medical devices, and requires that manufacturers only make promotional claims or statements that are consistent with the indications and labeling cleared, authorized, or approved by FDA. For 510(k)-exempt devices, such as the Metuchen’s VED devices, FDA requires that Metuchen promote such products consistent with the relevant device classification. Claims outside the scope of the 510(k)-exempt classification would be considered “off-label” and trigger the requirement for a new 510(k) or other premarket submission to FDA. FDA may take enforcement action against Metuchen (as described above), should FDA determine it has engaged in “off-label” promotion or other violative marketing activities.

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Metuchen currently plans to submit a 505(b)(2) NDA to FDA for H100™ for treatment of Peyronie’s disease, which will allow Metuchen to rely, in part, on published scientific literature and/or the FDA’s prior findings regarding the safety and efficacy of approved drug products. If Metuchen is not able to pursue this strategy, it will need to conduct additional development activities beyond what is currently planned, development costs will increase, and Metuchen may be delayed in receiving regulatory authority approval. The submission of 505(b)(2) NDAs may also subject Metuchen to the risk of patent infringement lawsuits or regulatory actions that would delay or prevent submission of a marketing application to the FDA, or the FDA’s marketing application review and approval.

The Hatch-Waxman Act added Section 505(b)(2) to the FDCA, permitting the filing of a NDA, where at least some of the information required for approval comes from investigations that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted. The FDA interprets Section 505(b)(2) of the FDCA, for purposes of approving an NDA, to permit the applicant to rely, in part, upon published literature and/or the FDA’s previous findings of safety and efficacy for an approved product. The FDA also requires companies to perform additional clinical trials or measurements to support any deviation from the previously approved product and to support the reliance on the applicable published literature or referenced product, referred to as bridging. The FDA may then approve the new product candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant, if such approval is supported by study data. The label, however, may require all or some of the limitations, contraindications, warnings or precautions included in the reference product’s label, including a black box warning, or may require additional limitations, contraindications, warnings or precautions.

Metuchen currently plans to submit a 505(b)(2) NDA to FDA for H100™ for treatment of Peyronie’s disease. If the FDA disagrees with the appropriateness of reliance on a reference listed drug or published literature or if Metuchen is not otherwise able to bridge to the reference listed drug or published literature, the Company may need to conduct additional clinical trials or other studies, which could lead to unanticipated costs and delays or to the termination of the development program. If Metuchen is unable to obtain approval through the 505(b)(2) NDA process, it may be required to pursue the more expensive and time consuming 505(b)(1) approval process, which consists of full reports of investigations of safety and effectiveness conducted by or for the applicant.

There may also be circumstances under which the FDA would not allow Metuchen to pursue a 505(b)(2) application. For instance, should the FDA approve a pharmaceutically equivalent product to H100™, it is the FDA’s policy that the appropriate submission would be an ANDA for a generic version of the approved product. Metuchen may, however, not be able to immediately submit an ANDA or have an ANDA approval made effective, as the application could be blocked by others’ periods of patent and regulatory exclusivity protection.

Notwithstanding the approval of a number of products by the FDA under Section 505(b)(2), pharmaceutical companies and others have objected to the FDA’s interpretation of Section 505(b)(2). If the FDA’s interpretation of Section 505(b)(2) is successfully challenged, the FDA may change its policies and practices with respect to Section 505(b)(2) regulatory approvals. It is also not uncommon for a sponsor of an approved product to file a citizen petition with the FDA seeking to delay approval of, or impose additional approval requirements for, pending competing products. If successful, such petitions can significantly delay, or even prevent, the approval of the new product. However, even if the FDA ultimately denies such a petition, the FDA may substantially delay approval while it considers and responds to the petition. Any inability to pursue a 505(b)(2) application could result in new competitive products reaching the market more quickly than Metuchen’s, which could hurt the Company’s competitive position and business prospects.

The 505(b)(2) regulatory pathway may also subject Metuchen to the risk of patent infringement lawsuits or other regulatory actions that could prevent submission of a marketing application or prevent the FDA making the approval of a marketing application effective. Applicants submitting NDAs under Section 505(b)(2) of the FDCA must provide a patent certification for the patents listed in FDA’s list of Approved Drug Products with Therapeutic Equivalence Evaluations, commonly referred to as the Orange Book, for all reference listed drugs and for all brand name products identified in published literature upon which the 505(b)(2) application relies. The possible certifications are that (1) no patent information has been submitted to the FDA; (2) such patent has expired; (3) the date on which such patent expires; or (4) such patent is invalid or will not be infringed upon by the manufacture, use or sale of the drug product for which the application is submitted. If there are any applicable listed patents, the FDA may not approve the 505(b)(2) application until all listed patents have expired, unless the applicant challenges the listed patents through the last type of certification, also known as a paragraph IV certification, or otherwise indicates that it is not seeking approval of a patented method of use.

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If Metuchen does challenge a listed patent through a paragraph IV certification, under the Hatch Waxman Act, the holder of the patents or NDAs that the 505(b)(2) application references may file a patent infringement lawsuit. Filing of a patent infringement lawsuit triggers a one time, automatic, 30-month stay of the FDA’s ability to make the 505(b)(2) NDA approval effective. In such a case, the FDA may not make the 505(b)(2) NDA approval effective until the earlier of 30 months from the receipt of the notice of the paragraph IV certification, the expiration of the patent, when the infringement case concerning each such patent is favorably decided in the applicant’s favor or settled, or such shorter or longer period as may be ordered by a court. Accordingly, Metuchen may invest a significant amount of time and expense in the development of one or more product candidates only to be subject to significant delay and patent litigation before such product candidates may be commercialized, if at all. In addition, a 505(b)(2) application approval may, in some cases, not be submitted, or may, in other cases, not be made effective until any existing non-patent regulatory exclusivities have expired or, if possible, are carved out from the label.

If Metuchen is unable to advance its product candidates, including H100, in clinical development, obtain regulatory approval and ultimately commercialize its product candidates, or experience significant delays in doing so, its business may be materially harmed.

Metuchen is not permitted to market or promote any of its product candidates before it receives regulatory approval from the FDA or comparable foreign regulatory authorities, and it may never receive such regulatory approval. Metuchen may only receive approval in a limited patient population, it may experience delays in receiving such regulatory approval, or it may not receive regulatory approval for new indications or for H100. Even if Metuchen successfully commercializes H100, it may not be successful in developing and commercializing any other product candidates, and its commercial opportunities may be limited.

Metuchen cannot be certain that any of its product candidates will be successful in clinical and preclinical trials or receive regulatory approval. Further, its product candidates may not receive regulatory approval even if they are successful in clinical trials and Metuchen submits the required marketing applications seeking regulatory authorization for their use.

For each product candidate, Metuchen must demonstrate safety and efficacy in humans, obtain regulatory approval in one or more jurisdictions, obtain manufacturing supply capacity and expertise, and substantially invest in marketing efforts before it is able to generate any revenue from such product candidate. The success of Metuchen’s product candidates, and H100 in particular, will depend on several factors, including the following:

•	approval of H100 or other products by the FDA;
•	successful enrollment in, and completion of, clinical trials, the design and implementation of which are agreed to by the applicable regulatory authorities, and the conduct of clinical trials by contract research organizations, or CROs, to successfully conduct such trials within Metuchen’s planned budget and timing parameters and without materially adversely impacting its trials;
•	successful data from its clinical and preclinical programs that support an acceptable risk-benefit profile of its product candidates in the intended populations to the satisfaction of the applicable regulatory authorities;
•	timely receipt, if at all, of regulatory approvals from applicable regulatory authorities;
•	establishment of arrangements with third-party manufacturers, as applicable, for continued clinical supply and commercial manufacturing;
•	successful development of Metuchen’s manufacturing processes and transfer to new third-party facilities to support future development activities and commercialization that are operated by contract manufacturing organizations, or CMOs, in a manner compliant with all regulatory requirements;
•	establishment and maintenance of patent and trade secret protection or regulatory exclusivity for Metuchen’s product candidates;
•	successful commercial launch of Metuchen’s other product candidates, if and when approved;

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•	acceptance of Metuchen’s products, if and when approved, by patients, the relevant medical communities and third-party payors;
•	effective competition with other therapies;
•	establishment and maintenance of adequate healthcare coverage and reimbursement;
•	Metuchen’s ability to avoid infringing upon the patent and other intellectual property rights of third parties;
•	enforcement and defense of intellectual property rights and claims;
•	continued compliance with any post-marketing requirements imposed by regulatory authorities, including any required post-marketing clinical trials or the elements of any post-marketing Risk Evaluation and Mitigation Strategy, or REMS, that may be required by the FDA or comparable requirements in other jurisdictions to ensure the benefits of the product outweigh its risks; and
•	maintenance of a continued acceptable safety profile of the product candidates following approval.

If Metuchen is unsuccessful with respect to these factors, it could experience significant delays or barriers to the successful commercialization of its product candidates, which may materially harm Metuchen’s business. Even if Metuchen successfully obtains regulatory approvals to manufacture and market its product candidates, its revenues will be dependent, in part, upon the size of the markets in the territories for which it gains regulatory approval and have commercial rights. If the markets for patient subsets that Metuchen is targeting are not as significant as it estimates, it may not generate significant revenues from sales of its approved products.

Metuchen plans to seek regulatory approval to commercialize its product candidates in the United States and in foreign countries. While the scope of regulatory approval is similar in many countries, in order to obtain separate regulatory approval in multiple countries Metuchen must comply with numerous and varying regulatory requirements of each such country or jurisdiction regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution. Metuchen cannot predict success in any such jurisdictions, and the time required to obtain approval in foreign countries may differ substantially from that required to obtain FDA approval.

Clinical drug development involves a lengthy and expensive process, with an uncertain outcome. Metuchen may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of Metuchen’s product candidates.

The risk of failure in drug and product development is high. Before obtaining marketing approval from regulatory authorities for the sale of H100 or other unapproved product candidates, Metuchen must complete nonclinical development and conduct extensive clinical trials to demonstrate the safety and efficacy of Metuchen’s product candidates in humans. Clinical trials are expensive, difficult to design and implement and can take many years to complete, and their outcomes are inherently uncertain. Failure can occur at any time during the clinical trial process. Nonclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in nonclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products. It is impossible to predict when or if Metuchen’s unapproved product candidates will prove to be effective or safe in humans or will receive marketing approval.

Metuchen may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive marketing approval or commercialize our product candidates. Clinical trials may be delayed, suspended or prematurely terminated because costs are greater than we anticipate or for a variety of other reasons, such as:

•	delay or failure in reaching agreement with the FDA or a comparable foreign regulatory authority on a trial design that Metuchen is able to execute;
•	delay or failure in obtaining authorization to commence a trial, including approval from the appropriate Institutional Review Board (“IRB”), to conduct testing of a candidate on human subjects, or inability to comply with conditions imposed by a regulatory authority regarding the scope or design of a clinical trial;

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•	delays in reaching, or failure to reach, agreement on acceptable terms with prospective trial sites and prospective CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;
•	inability, delay or failure in identifying and maintaining a sufficient number of trial sites, many of which may already be engaged in other clinical programs;
•	delay or failure in recruiting and enrolling suitable subjects to participate in a trial;
•	delay or failure in having subjects complete a trial or return for post-treatment follow-up;
•	clinical sites and investigators deviating from the clinical protocol, failing to conduct the trial in accordance with regulatory requirements, or dropping out of a trial;
•	lack of adequate funding to continue a clinical trial, including unforeseen costs due to enrollment delays, requirements to conduct additional clinical trials and increased expenses associated with the services of Metuchen’s CROs and other third parties;
•	clinical trials of Metuchen’s product candidates may produce negative or inconclusive results, and it may decide, or regulators may require Metuchen, to conduct additional nonclinical studies, clinical trials or abandon product development programs;
•	Metuchen’s third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to Metuchen in a timely manner, or at all;
•	the supply or quality of Metuchen’s product candidates or other materials necessary to conduct clinical trials of its product candidates may be insufficient;
•	the FDA or comparable foreign regulatory authorities may require Metuchen to submit additional data or impose other requirements before permitting it to initiate a clinical trial; or
•	changes in governmental regulations or administrative actions.

Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of marketing approval for Metuchen’s product candidates. Further, the FDA or comparable foreign regulatory authorities may disagree with Metuchen’s clinical trial design and its interpretation of data from clinical trials, or may change the requirements for approval even after it has reviewed and commented on the design for Metuchen’s clinical trials.

Metuchen cannot be certain as to what type and how many clinical trials the FDA or comparable foreign regulatory authorities will require Metuchen to conduct before it may successfully gain approval to market H100. Prior to approving a new product, the FDA generally requires that the efficacy of the product be demonstrated in two adequate and well-controlled clinical trials.

Metuchen’s product development costs will also increase if it experience delays in nonclinical and clinical development or receiving the requisite marketing approvals. Metuchen does not know whether any of its nonclinical studies or clinical trials will need to be restructured or will be completed on schedule, or at all, which may harm our business and results of operations.

If Metuchen experiences delays or difficulties in the enrollment of patients in clinical trials, development of its product candidates may be delayed or prevented, which would have a material adverse effect on its business.

Metuchen may not be able to initiate clinical trials for H100 or its other product candidates if it is unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or comparable foreign regulatory authorities. Patient enrollment is a significant factor in the timing of clinical trials.

Patient enrollment may be affected if Metuchen’s competitors have ongoing clinical trials for product candidates that are under development for the same indications as Metuchen’s product candidates, and patients who would otherwise be eligible for its clinical trials instead enroll in clinical trials of its competitors’ product candidates. Patient enrollment may also be affected by other factors, including:

•	size and nature of the patient population;
•	severity of the condition under investigation;
•	patient eligibility criteria for the trial in question;
•	nature of the trial protocol;
•	Metuchen’s ability to recruit clinical trial investigators with the appropriate competencies and experience;

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•	perceived risks and benefits of the product candidate under study;
•	the occurrence of adverse events attributable to Metuchen’s product candidates;
•	efforts to facilitate timely enrollment in clinical trials;
•	the number and nature of competing products or product candidates and ongoing clinical trials of competing product candidates for the same indication;
•	patient referral practices of physicians;
•	the ability to monitor patients adequately during and after treatment;
•	proximity and availability of clinical trial sites for prospective patients; and
•	continued enrollment of prospective patients by clinical trial sites.

If Metuchen experiences delays or difficulties in the enrollment of patients in clinical trials, its clinical trials may be delayed or terminated. Any delays in completing Metuchen’s clinical trials will increase its costs, delay or prevent its product candidate development and approval process and jeopardize Metuchen’s ability to commence product sales and generate additional revenue. Any of these occurrences may harm our business, financial condition and prospects significantly.

Metuchen relies on third parties to conduct, supervise, and monitor preclinical studies and clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials or failing to comply with regulatory requirements.

Metuchen may use third parties, contract research organizations, or CROs, study sites, and others to conduct, supervise, and monitor preclinical and clinical trials for product candidates. While Metuchen has agreements governing the activities of such third parties, it has limited influence and control over their actual performance and activities. Third-party service providers are not Metuchen’s employees, and except for remedies available under agreements with such third parties, Metuchen cannot control whether or not they devote sufficient time and resources to its development programs. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct studies in accordance with regulatory requirements or the study plans, if they need to be replaced or if the quality or accuracy of the data they obtain is compromised, studies may need to be repeated, extended, delayed, or terminated, Metuchen may not be able to obtain, or may be delayed in obtaining, marketing approvals for product candidates, Metuchen may not be able to or may be delayed in commercializing product candidates, or Metuchen or the third party service providers may be subject to regulatory enforcement actions. As a result, results of operations and the commercial prospects for product candidates would be harmed, costs could increase and the Company’s ability to generate revenues could be delayed. Third-party service providers may also have relationships with other entities, including Metuchen competitors, for whom they may also be conducting development activities that could harm Metuchen’s competitive position.

Reliance on third-parties for development activities will reduce the Company’s control over these activities. Nevertheless, Metuchen is responsible for ensuring that its studies are conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards. Regulatory authorities enforce their requirements through periodic inspections of trial sponsors, clinical and preclinical investigators, and trial sites. Any failure to comply with the applicable regulatory requirements, may subject Metuchen or its third party service providers to enforcement or other legal actions, the data generated in trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require the performance of additional studies.

Agreements with third parties conducting or otherwise assisting with studies might terminate for a variety of reasons, including a failure to perform by the third parties. If any of these relationships terminate, Metuchen may not be able to enter into arrangements with alternative providers or to do so on commercially reasonable terms. Switching or adding additional third parties involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new third party commences work. As a result, alternative arrangements, it could delay product development activities and adversely affect Metuchen’s business.

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Metuchen’s relationships with prescribers, purchasers, third-party payors and patients are subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, any violation of which could expose it to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Metuchen is subject to healthcare statutory and regulatory requirements and oversight by federal and state governments, as well as foreign governments in the jurisdictions in which it conducts its business. Physicians, other healthcare providers and third-party payors will play a primary role in the recommendation, prescription and use of any product candidates for which Metuchen has, or in the future obtains, marketing approval. Metuchen’s arrangements with such third parties are subject to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain its business or financial arrangements and relationships through which it markets, sell and distributes any products for which it may obtain marketing approval, including potential exclusion from federal healthcare programs and debarment from federal government contracts. Restrictions under applicable domestic and foreign healthcare laws and regulations include the following:

•	the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid; a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;
•	U.S. federal false claims, false statements and civil monetary penalties laws, including the U.S. False Claims Act, which impose criminal and civil penalties against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent, including false statements regarding compliance with regulations material to payment by government programs for drugs and medical supplies, or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government; actions may be brought by the government or a whistleblower and may include an assertion that a claim for payment by federal healthcare programs for items and services which results from a violation of the federal Anti-Kickback Statue constitutes a false or fraudulent claim for purposes of the False Claims Act;
•	the U.S. federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, that imposes liability for executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services; similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;
•	analogous state and foreign laws and regulations relating to healthcare fraud and abuse, such as state anti-kickback and false claims laws, that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers;
•	the U.S. federal physician payment transparency requirements, sometimes referred to as the “Sunshine Act,” which requires manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare or Medicaid, to report to the Centers for Medicare & Medicaid Services, or CMS, information related to certain payments and other transfers of value, such as payments and transfers of value to physicians and teaching hospitals (and, beginning in 2021, for transfers of value to other healthcare providers), as well as the ownership and investment interests of physicians and their immediate family members;
•	analogous state and foreign laws that require companies to track, report and disclose to the government and/or the public information related to payments, gifts, and other transfers of value or remuneration to physicians and other healthcare providers, marketing activities or expenditures, or product pricing or transparency information, or that require companies to implement compliance programs that meet certain standards or to restrict or limit interactions between manufacturers and members of the healthcare industry;
•	the U.S. federal laws that require manufacturers to report certain calculated product prices to the government or provide certain discounts or rebates to government authorities or private entities, often as a condition of reimbursement under federal healthcare programs;
•	HIPAA, which imposes obligations on certain covered entity healthcare providers, health plans, and healthcare clearinghouses as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information; and

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•	state and foreign laws that govern the privacy and security of health information in certain circumstances, including state security breach notification laws, state health information privacy laws and federal and state consumer protection laws, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

These and additional laws are also further described in the government regulation section of this filing. Efforts to ensure that Metuchen’s business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. If governmental authorities conclude that Metuchen’s business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations, then government enforcement actions are possible.

Metuchen’s marketing and advertising are regulated by the FDA, Federal Trade Commission and State and County Attorneys General, and it may face enforcement and litigation specifically related to the nature and sales channels of its products.

Metuchen may face product liability litigation and/or other litigation from certain regulatory agencies such as the FDA (as describe elsewhere in this filing), FTC, Attorney General, Better Business Bureau, among others owing to the manner that it markets and sells certain of its products such as through nationwide newspaper advertisements, direct mailing or other direct to consumer campaigns.

With respect to Federal Trade Commission (“FTC”) matters, if the FTC has reason to believe the law is being violated (e.g. failure to possess adequate substantiation for product claims), it can initiate an enforcement action through a variety of judicial and administrative processes and remedies. Any action against us by the FTC could materially and adversely affect Metuchen’s ability to successfully market its products.

In addition, Metuchen’s marketing and advertising is regulated by regulations, administrative actions and legal proceeding of various state and county attorneys general across the United States.  Any regulation, administrative actions or legal proceeding against Metuchen by any of these entities could materially and adversely affect its ability to successfully market its products.

Metuchen may be subject to potential product liability and other claims, creating risks and expense.

Metuchen is also exposed to potential product liability risks inherent in the development, testing, manufacturing, marketing and sale of human therapeutic products. Product liability insurance for the pharmaceutical industry is extremely expensive, difficult to obtain and may not be available on acceptable terms, if at all. Metuchen cannot guarantee that the coverage limits of such insurance policies will be adequate. A successful claim against Metuchen in excess of its insurance coverage could have a material adverse effect upon it and on its financial condition.

In addition to direct expenditures for damages, settlement and defense costs, there is a possibility of adverse publicity and loss of revenues as a result of product liability claims. Product liability claims can also result in regulatory consequences, such as the withdrawal of clinical trial participants, termination of clinical trials or programs, governmental authority investigations and enforcement actions, product recalls and withdrawals of approval, as well as labeling revisions. Product liability is a significant commercial risk for Metuchen. Plaintiffs have received substantial damage awards in some jurisdictions against pharmaceutical companies based upon claims for injuries allegedly caused by the use of their products. In addition, in the age of social media, plaintiffs’ counsel now has a wide variety of tools to advertise their services and solicit new clients for litigation. Thus, any significant product liability litigation or mass tort in which Metuchen is a defendant may have a larger number of plaintiffs than such actions have seen historically because of the increasing use of widespread and media-varied advertising.

Government regulations that mandate price controls and limitations on patient access to its products or establish prices paid by government entities or programs for such products may impact Metuchen’s business, and future results could be adversely affected by changes in such regulations or policies.

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Pharmaceutical product pricing is subject to enhanced government and public scrutiny and calls for reform. Some states have implemented, and other states are considering implementing, pharmaceutical price controls or patient access constraints under the Medicaid program, and some states are considering price-control regimes that would apply to broader segments of their populations that are not Medicaid-eligible. There have also been recent state legislative efforts to address drug costs, which generally have focused on increasing transparency around drug costs or limiting drug prices. If implemented, efforts by government officials or legislators to implement measures to regulate prices or payments for pharmaceutical products, including legislation on drug importation, could adversely affect Metuchen’s business.

Changes in laws and accounting standards could negatively impact Metuchen’s business.

Metuchen’s future results could be adversely affected by changes in interpretations of existing laws and regulations, or changes in laws and regulations, including, among others, changes in accounting standards, taxation requirements, competition laws, privacy laws and environmental laws in the United States and other countries.

Risks Related to Metuchen’s Intellectual Property

If Metuchen fails to protect its intellectual property rights, its ability to pursue the development of its products would be negatively affected.

Metuchen’s long-term success largely depends on its ability to market technologically competitive products. Metuchen relies and expects to continue to rely on a combination of intellectual property, including patent, trademark, trade dress, copyright, trade secret and domain name protection laws, as well as confidentiality and license agreements, to protect its intellectual property and proprietary rights. If Metuchen fails to obtain and maintain adequate intellectual property protection, it may not be able to prevent third parties from launching generic or biosimilar versions of its branded products using its proprietary technologies or from marketing products that are very similar or identical to those of Metuchen. In addition, the patents Metuchen has licensed may not contain claims sufficiently broad to protect it against third parties with similar technologies or products or provide Metuchen with any competitive advantage, including exclusivity in a particular product area. Metuchen may be subject to challenges by third parties regarding its intellectual property, including, among others, claims regarding validity, enforceability, scope and effective term.

Metuchen’s ability to enforce its patents also depends on the laws of individual countries and each country’s practice with respect to enforcement of intellectual property rights, and the extent to which certain sovereigns may seek to engage in policies or practices that may weaken its intellectual property framework (e.g., a policy of routine compulsory licensing (or threat of compulsory licensing) of pharmaceutical intellectual property). Some foreign countries lack rules and methods for defending intellectual property rights and do not protect proprietary rights to the same extent as the United States. As such, Metuchen may have difficulty protecting its proprietary rights in these foreign countries.

In addition to patents, Metuchen relies on a combination of trade secrets, confidentiality, nondisclosure and other contractual provisions and security measures to protect its confidential and proprietary information. These measures do not guarantee protection of its trade secrets or other proprietary information. There is risk that third parties could use Metuchen’s technology and it could lose any competitive advantage it may have. In addition, others may independently develop similar proprietary information or techniques or otherwise gain access to Metuchen’s trade secrets, which could impair any competitive advantage it may have.

Metuchen may be involved in lawsuits to protect or enforce its patents, which could be expensive and time consuming.

The pharmaceutical industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies have employed intellectual property litigation to gain a competitive advantage. Metuchen may become subject to infringement claims or litigation arising out of patents and pending applications of its competitors or additional interference proceedings declared by the United States Patent and Trade Office to determine the priority of inventions. The defense and prosecution of intellectual property suits, United States Patent and Trade Office proceedings and related legal and administrative proceedings are costly and time-consuming to pursue, and their outcome is uncertain. Litigation may be necessary to enforce Metuchen’s licensed patents, to protect its trade secrets and know-how, or to determine the enforceability, scope and validity of the proprietary rights of others. An adverse determination in litigation or interference proceedings to which Metuchen may become a party could subject it to significant liabilities, require it to obtain licenses from third parties or restrict or prevent it from selling its products in certain markets. Although patent and intellectual property disputes might be settled through licensing or similar arrangements, the costs associated with such arrangements may be substantial and could include paying large fixed payments and ongoing royalties. Furthermore, the necessary licenses may not be available on satisfactory terms or at all.

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Competitors may infringe Metuchen’s licensed patents and Metuchen may file infringement claims to counter infringement or unauthorized use. This can be expensive, particularly for a company of Metuchen’s size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent Metuchen has licensed is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that Metuchen’s patents do not cover the other party’s technology. An adverse determination of any litigation or defense proceedings could put one or more of Metuchen’s patents at risk of being invalidated or interpreted narrowly.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or interference proceedings, there is a risk that some of Metuchen’s confidential information could be compromised by disclosure. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments.

If Metuchen infringes the rights of third parties, it could be prevented from selling products and forced to pay damages and defend against litigation.

If Metuchen’s products, methods, processes and other technologies infringe the proprietary rights of other parties, it could incur substantial costs and may have to: obtain licenses, which may not be available on commercially reasonable terms, if at all; abandon an infringing product candidate; redesign its products or processes to avoid infringement; stop using the subject matter claimed in the patents held by others; pay damages; and/or defend litigation or administrative proceedings which may be costly whether Metuchen wins or loses, and which could result in a substantial diversion of its financial and management resources.

Metuchen may be subject to claims that its employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

Metuchen may employ individuals who were previously employed at other biotechnology or pharmaceutical companies. It may be subject to claims that it or its employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. Metuchen may also be subject to claims that former employers or other third parties have an ownership interest in its patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and if Metuchen does not prevail, it could be required to pay substantial damages and could lose rights to important intellectual property. Even if Metuchen is successful, litigation could result in substantial cost and be a distraction to its management and other employees.

Risks Related to Metuchen’s Products

Changes in trends in the pharmaceutical and medical device industries, including changes to market conditions, could adversely affect Metuchen’s operating results.

The pharmaceutical and medical device industries generally, and drug discovery and development companies more specifically, are subject to increasingly rapid technological changes. Metuchen’s competitors might develop technologies or products that are more effective or commercially attractive than Metuchen’s current or future technologies, or that render its technologies or products less competitive or obsolete. If competitors introduce superior technologies or products and Metuchen cannot make enhancements to its technologies or products to remain competitive, its competitive position and, in turn, its business, revenue and financial condition, may be materially and adversely affected.

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Risks Related to Metuchen’s Strategic Transactions

Metuchen may fail to realize the anticipated benefits from its strategic acquisitions.

Concurrently with the acquisition of a majority interest in Metuchen by the JCP Investor (as defined herein) on December 10, 2018, Metuchen purchased all of the equity interests of Timm Medical, Inc. and Pos-T-Vac, LLC. The success of these or any future strategic acquisitions will depend, in large part, on Metuchen’s ability to realize anticipated benefits. It may fail to achieve cost savings anticipated with certain of these acquisitions, or such cost savings within the expected time frame. Similarly, the accretive impact anticipated from certain of these acquisitions may not be realized or may be delayed. Integration of these businesses may result in the loss of key employees, the disruption of ongoing business, including third-party relationships, or inconsistencies in standards, controls, procedures and policies.

Acquisitions involve risks that could result in a reduction of our operating results, cash flows and liquidity.

Metuchen has made, and in the future may continue to make, strategic acquisitions including licenses of third-party products. However, it may not be able to identify suitable acquisition and licensing opportunities. It may pay for acquisitions and licenses with equity or with convertible securities. In addition, acquisitions or licenses may expose Metuchen to operational challenges and risks, including:

•	The ability to profitably manage acquired businesses or successfully integrate the acquired business’ operations and financial reporting and accounting control systems into our business;

•	Increased indebtedness and contingent purchase price obligations associated with an acquisition;

•	The ability to fund cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions or unforeseen internal difficulties;

•	The availability of funding sufficient to meet increased capital needs;

•	Diversion of management’s attention; and

•	The ability to retain or hire qualified personnel required for expanded operations.

In addition, acquired companies may have liabilities or risks that we fail, or are unable, to discover in the course of performing due diligence investigations. Metuchen cannot guarantee that the indemnification granted to it by sellers of acquired companies will be sufficient in amount, scope or duration to fully offset the possible liabilities associated with businesses or properties that are assumed upon consummation of an acquisition. Metuchen may learn additional information about acquired businesses that materially adversely affect it, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. Any such liabilities, individually or in the aggregate, could have a material adverse effect on its business.

Failure to successfully manage the operational challenges and risks associated with, or resulting from, acquisitions could adversely affect Metuchen’s results of operations, cash flows and liquidity. Borrowings or issuance of convertible securities associated with any acquisitions may also result in higher levels of indebtedness, which could impact its ability to service its debt within the scheduled repayment terms.

Other Risks Related to Metuchen’s Business and Operations

We have concluded that there are material weaknesses in our internal control over financial reporting, which if not remediated, could materially adversely affect our ability to timely and accurately report our results of operations and financial condition. The accuracy of Metuchen’s financial reporting depends on the effectiveness of its internal controls over financial reporting.

Internal controls over financial reporting can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements and may not prevent or detect misstatements. Failure to maintain effective internal controls over financial reporting, or lapses in disclosure controls and procedures, could undermine the ability to provide accurate disclosure (including with respect to financial information) on a timely basis, which could cause investors to lose confidence in Metuchen’s disclosures (including with respect to financial information), require significant resources to remediate the lapse or deficiency, and expose it to legal or regulatory proceedings.

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In connection with the audit of its December 31, 2019 financial statements, Metuchen’s management identified the following deficiencies which it considers to be “material weaknesses,” which, individually or in the aggregate, could reasonably result in a material misstatement in the company’s financial statements:

•	Metuchen currently has limited resources and an insufficient level of monitoring and oversight, which restricts the ability to gather, analyze and report information relative to the financial statements in a timely manner, including insufficient documentation and review of the selection and application of generally accepted accounting principles to significant non-routine transactions;

•	The size of Metuchen’s accounting department makes it impracticable to achieve an appropriate segregation of duties;

•	The lack of a formalized process and firm timeline for closing the books and records at the end of each reporting period;

•	There is no formal process in place to ensure timely and adequate review of schedules and analysis used in the financial close process. Any reviews done during the close are performed on an ad hoc basis; and

•	Metuchen is still establishing a formal process for estimating gross to net obligations that relate to current sales, which could result in a misstatement of accounts receivable and revenue. The current process is manual in nature with the Vice President of Finance and Chief Financial Officer working collaboratively to determine the estimates.

Metuchen’s remediation efforts are ongoing and it will continue its initiatives to implement and document policies, procedures, and internal controls. Remediation of the identified material weaknesses and strengthening the internal control environment will require a substantial effort throughout 2020 and beyond, as necessary, and Metuchen will test the ongoing operating effectiveness of the new and existing controls in future periods. The material weaknesses cannot be considered completely remediated until the applicable controls have operated for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. Metuchen cannot guarantee that it will be successful in remediating the material weaknesses it identified or that its internal control over financial reporting, as modified, will enable it to identify or avoid material weaknesses in the future.

Metuchen cannot guarantee that its management will be successful in identifying and retaining appropriate personnel; that newly engaged staff or outside consultants will be successful in identifying material weaknesses in the future; or that appropriate personnel will be identified and retained prior to these deficiencies resulting in material and adverse effects on Metuchen’s business.

Metuchen’s consolidated balance sheet contains significant amounts of intangible assets, including goodwill.

For goodwill, all reporting units can confront events and circumstances that can lead to a goodwill impairment charge (such as, among other things, unanticipated competition, an adverse action or assessment by a regulator, a significant adverse change in legal matters or in the business climate and/or a failure to replace the contributions of products that lose exclusivity). Any such charge may be significant. Metuchen’s other intangible assets, including developed technology rights and brands, face similar risks for impairment and charges related to such assets may be significant as well. In the year ended December 31, 2019, Metuchen incurred a goodwill impairment loss of $2,443,930.

The preparation of Metuchen’s financial statements involves the use of good faith estimates, judgments and assumptions, and such financial statements may be materially affected if such good faith estimates, judgments or good faith assumptions prove to be inaccurate.

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Financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) typically require the use of good faith estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, determining the fair value of assets, variable consideration for revenue and the timing and amount of cash flows from assets. These estimates, judgments and assumptions are inherently uncertain and, if Metuchen’s estimates are wrong, it would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes would require a restatement of its financial statements and could harm its business, including its financial condition and results of operations and the price of our securities. See “Metuchen Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our financial statements and our business.

The impact of the COVID-19 outbreak on Metuchen’s operations, and the operations of its partners, suppliers and logistics providers, could significantly disrupt its operations and may materially and adversely affect its business and financial conditions.

Metuchen’s business could be adversely impacted by the effects of the coronavirus or other epidemics. In December 2019, a novel strain of the coronavirus emerged in China and the virus has since spread to other countries, including the United States and Canada, and infections have been reported globally. Metuchen expect a decrease in medical visits for non-acute issues during the periods of recommended social distancing or government “stay at home” orders. Demand for Metuchen’s products may decrease as a result of COVID-19 because its medical device products are marketed through urologist offices and Stendra® requires a prescription. The COVID-19 pandemic may also result in supply chain disruptions with respect to the Company’s products, product candidates, or their components, which may result in product shortages.

The outbreak and government measures taken in response have also had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended; and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. In response to the COVID-19 outbreak, “shelter in place” orders and other public health guidance measures have been implemented across much of the United States, Europe and Asia, including in the locations of Metuchen’s offices, key vendors and partners. Further, due to “shelter in place” orders and other public health guidance measures, Metuchen has implemented a work-from-home policy for all staff members excluding those necessary to maintain minimum basic operations. This increased reliance on personnel working from home may negatively impact productivity, or disrupt, delay or otherwise adversely impact Metuchen’s business.

Additionally, Metuchen expects that COVID-19 will continue to adversely impact the status and progress of our development programs, including any clinical and preclinical trials for H100 or any other product candidates. Delays or other difficulties in completing clinical and preclinical trials could result in a longer period of time to obtain product regulatory approval, to commercialize our products, if approved, and realize any resulting revenue in the future.

The COVID-19 pandemic and the government and public health response continues to rapidly evolve. In light of the COVID-19 outbreak, the FDA has issued a number of new guidance documents. Additionally, in March 2020, the US Congress passed the Coronavirus Aid, Relief, and Economic Security Act, which, for certain critical drugs, includes strengthened provisions regarding required FDA drug shortage reporting requirements, as well as provisions regarding supply chain security, such as risk management plan requirements, and the promotion of supply chain redundancy and domestic manufacturing.

Metuchen is actively assessing and responding where possible to the potential impact of the COVID-19 outbreak. The extent to which the COVID-19 impacts its business, including its operations, will depend on future developments, which are highly uncertain and cannot be predicted at this time, and include the duration, severity and scope of the outbreak and the actions taken to contain or treat the coronavirus outbreak. The continued spread of the coronavirus globally could materially and adversely impact Metuchen’s business including without limitation, supply chain and manufacturing matters, employee health, workforce productivity, increased insurance premiums, limitations on travel, the availability of industry advisers and personnel, and other factors that will depend on future developments beyond its control, which may have a material and adverse effect on its business, financial condition and results of operations.

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Risks Related to the Mergers

If the proposed Mergers are not consummated, Neurotrope’s business could suffer materially and Neurotrope’s stock price could decline.

The consummation of the proposed Mergers are subject to a number of closing conditions, including the approval by Neurotrope’s stockholders, approval by Nasdaq of Neurotrope’s application for initial listing of Neurotrope’s common stock in connection with the Mergers, and other customary closing conditions. Neurotrope is targeting a closing of the transaction during the third quarter of 2020.

If the proposed Mergers are not consummated, Neurotrope may be subject to a number of material risks, and its business and stock price could be adversely affected, as follows:

•	Neurotrope has incurred and expects to continue to incur significant expenses related to the proposed Mergers even if the Mergers are not consummated.

•	the Merger Agreement contains covenants relating to Neurotrope’s solicitation of competing acquisition proposals and the conduct of Neurotrope’s business between the date of signing the Merger Agreement and the closing of the Mergers. As a result, significant business decisions and transactions before the closing of the Mergers require the consent of Metuchen. Accordingly, Neurotrope may be unable to pursue business opportunities that would otherwise be in its best interest as a standalone company. If the s Agreement is terminated after Neurotrope has invested significant time and resources in the transaction process, Neurotrope will have a limited ability to continue its current operations without obtaining additional financing to fund its operations.

•	Neurotrope could be obligated to pay Metuchen a $1,000,000 termination fee plus third party expenses incurred by Metuchen in connection with the termination of the Merger Agreement, depending on the reason for the termination.

•	Neurotrope’s customers, prospective customers, collaborators and other business partners and investors in general may view the failure to consummate the Mergers as a poor reflection on its business or prospects.

•	some of Neurotrope’s suppliers, distributors, collaborators and other business partners may seek to change or terminate their relationships with Neurotrope as a result of the proposed Mergers.

•	as a result of the proposed Mergers, current and prospective employees could experience uncertainty about their future roles within the combined company. This uncertainty may adversely affect Neurotrope’s ability to retain its key employees, who may seek other employment opportunities.

•	Neurotrope’s management team may be distracted from day to day operations as a result of the proposed Mergers.

•	the market price of Neurotrope’s common stock may decline to the extent that the current market price reflects a market assumption that the proposed Mergers will be completed.

In addition, if the Merger Agreement is terminated and Neurotrope’s board of directors determines to seek another business combination, it may not be able to find a third party willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the Mergers. In such circumstances, Neurotrope’s board of directors may elect to, among other things, divest all or a portion of Neurotrope’s business, or take the steps necessary to liquidate all of Neurotrope’s business and assets, and in either such case, the consideration that Neurotrope receives may be less attractive than the consideration to be received by Neurotrope pursuant to the Merger Agreement.

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The exchange ratios are not adjustable based on the market price of Neurotrope common stock so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.

The Merger Agreement has set the exchange ratio formula for Metuchen Capital Units, and the exchange ratio applicable to Metuchen Units is adjustable upward or downward based on changes in the outstanding Metuchen Capital Units, prior to completion of the Mergers as described in the section titled “The Mergers—Merger Consideration and Adjustment” in this proxy statement/prospectus/information statement. Any changes in the market price of Neurotrope Common Stock before the completion of the Mergers will not affect the number of shares Metuchen Unitholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the Mergers, the market price of Neurotrope Common Stock declines from the market price on the date of the Merger Agreement, then Metuchen Unitholders could receive merger consideration with substantially lower value. Similarly, if before the completion of the Mergers, the market price of Neurotrope Common Stock increases from the market price on the date of the Merger Agreement, then Metuchen Unitholders could receive merger consideration with substantially more value for their shares of Metuchen Capital Units than the parties had negotiated in the establishment of the applicable exchange ratio. The Merger Agreement does not include a price-based termination right. Because the applicable exchange ratios do not adjust as a result of changes in the value of Neurotrope Common Stock, for each one percentage point that the market value of Neurotrope Common Stock rises or declines, there is a corresponding one percentage point rise or decline, respectively, in the value of the total merger consideration issued to Metuchen Unitholders.

Failure to complete the Mergers may result in Neurotrope and Metuchen paying a termination fee or expenses to the other party, and could harm the price of Neurotrope Common Stock and the future business and operations of each company.

If the Mergers are not completed, Neurotrope and Metuchen are subject to the following risks:

•	if the Merger Agreement is terminated in certain specified circumstances, either party may be Neurotrope may be required to pay Metuchen the other party a termination fee of $1.0 million plus third party expenses incurred by the terminating party;

•	the price of Neurotrope Common Stock may decline and remain volatile; and

•	costs related to the Mergers, such as legal and accounting fees which Neurotrope and Metuchen estimate will total approximately $2 million in the aggregate, some of which must be paid even if the Mergers are not completed.

In addition, if the Merger Agreement is terminated and the board of directors of Neurotrope determines to seek another business combination, there can be no assurance that either Neurotrope will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by Metuchen.

The Mergers may be completed even though material adverse changes may result from the announcement of the Mergers, industry-wide changes and other causes.

In general, either Neurotrope or Metuchen can refuse to complete the Mergers if there is a material adverse change affecting the other party between the date of the Merger Agreement, and the Closing. However, certain types of changes do not permit either party to refuse to complete the Mergers, even if such change could be said to have a material adverse effect on Neurotrope or Metuchen, to the extent they resulted from the following and do not have a materially disproportionate effect on Neurotrope or Metuchen, as the case may be:

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•	changes in general economic, business, financial or market conditions;

•	changes or events affecting the industries or industry sectors in which the parties operate generally;

•	changes in generally accepted accounting principles;

•	changes in laws, rules, regulations, decrees, rulings, ordinances, codes or requirements issued, enacted, adopted or otherwise put into effect by or under the authority of any governmental body;

•	changes caused by any action taken by either party with the prior written consent of the other party;

•	changes caused by any act of terrorism, sabotage, military action or war, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof; or

•	with respect to Neurotrope, a decline in Neurotrope’s stock price or trading volume.

If adverse changes occur but Neurotrope and Metuchen must still complete the Mergers, the combined company’s stock price may suffer.

Some of Neurotrope’s officers and directors have conflicts of interest that may influence them to support or approve the Mergers.

Certain officers and directors of Neurotrope and Metuchen participate in arrangements that provide them with interests in the Mergers that are different from yours, including, among others, the continued service as an officer or director of the combined organization, severance benefits, the acceleration of stock option vesting, continued indemnification and the potential ability to sell an increased number of shares of common stock of the combined organization in accordance with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). For example, the Chief Executive Officer of Neurotrope will continue as the Chief Executive Officer of Petros and four directors of Neurotrope will become directors of Petros. The Closing will also result in the acceleration of vesting of a portion of the stock awards, including options to purchase approximately 1.9 million shares of Neurotrope Common Stock held by the Neurotrope executive officers and directors, whether or not there is a covered termination of such officer’s employment. For more information concerning the treatment of Neurotrope options in connection with the Mergers, see the section titled “The Merger Agreement—Treatment of Neurotrope Options” in the proxy statement/prospectus/information statement related to the Mergers to be filed by Petros. In addition, and for example, certain of Metuchen’s directors and executive officers are expected to become directors and executive officers of Neurotrope upon the Closing; and all of Metuchen’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement. These interests, among others, may influence the officers and directors of Neurotrope and Metuchen to support or approve the Mergers. For more information concerning the interests of Neurotrope and Metuchen executive officers and directors, see the sections titled “The Mergers—Interests of the Neurotrope Directors and Executive Officers in the Mergers” and “The Mergers—Interests of the Metuchen Directors and Executive Officers in the Mergers” in the proxy statement/prospectus/information statement related to the Mergers to be filed by Neurotrope.

The market price of Petros Common Stock following the Mergers may decline as a result of the Mergers.

The market price of Petros Common Stock may decline as a result of the Mergers for a number of reasons if:

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•	investors react negatively to the prospects of the combined organization’s business and prospects from the Mergers;

•	the effect of the Mergers on the combined organization’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	the combined organization does not achieve the perceived benefits of the Mergers as rapidly or to the extent anticipated by financial or industry analysts.

If the Mergers are consummated, the business operations, strategies and focus of Neurotrope will fundamentally change, and these changes may not result in an improvement in the value of its common stock.

Pending the consummation of the Mergers, it is currently anticipated that the combined company would focus its resources on executing Metuchen’s current business plan. Accordingly, substantially simultaneously with the Mergers, the combined company has agreed to spin-off Neurotrope’s legacy business in the Spin-off and, as such, the stockholders of Neurotrope will participate in the business that is associated with Neurotrope’s legacy business in a separate public company.

Following the Mergers, it is expected that the combined company’s primary products will be Metuchen’s current and prospective products. Consequently, if the Mergers are consummated, an investment in Neurotrope common stock will primarily represent an investment in the business operations, strategies and focus of Metuchen. There is no assurance that the combined company’s business operations, strategies or focus will be successful following the Mergers, and the merger could depress the value of the combined company’s common stock.

Neurotrope’s stockholders may not realize a benefit from the Mergers commensurate with the ownership dilution they will experience in connection with the Mergers.

If the combined company is unable to realize the strategic and financial benefits currently anticipated from the Mergers, Neurotrope’s stockholders will have experienced substantial dilution of their ownership interest without receiving any commensurate benefit. Significant management attention and resources will be required to integrate the two companies. Delays in this process could adversely affect the combined company’s business, financial results, financial condition and stock price following the Mergers. Even if the combined company were able to integrate the business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, innovation and operational efficiencies that may be possible from this integration and that these benefits will be achieved within a reasonable period of time.

During the pendency of the Mergers, Neurotrope may not be able to enter into a business combination with another party and will be subject to contractual limitations on certain actions because of restrictions in the Merger Agreement.

Covenants in the Merger Agreement impede the ability of Neurotrope or Metuchen to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Mergers. As a result, if the Mergers are not completed, the parties may be at a disadvantage to their competitors. In addition, while the Merger Agreement is in effect and subject to limited exceptions, each party is prohibited from soliciting, initiating, encouraging or taking actions designed to facilitate any inquiries or the making of any proposal or offer that could lead to the entering into certain extraordinary transactions with any third party, such as a sale of assets, an acquisition of Neurotrope’s common stock, a tender offer for Neurotrope’s common stock, a merger or other business combination outside the ordinary course of business. Any such transactions could be favorable to such party’s stockholders.

Neurotrope Stockholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined organization following the completion of the Mergers as compared to their current ownership and voting interests in the respective companies.

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After the completion of the Mergers, the current Neurotrope Stockholders will own a smaller percentage of the combined organization than their ownership percentage prior to the Mergers. As of the date of the execution of the Merger Agreement, it was determined that immediately after the consummation of the Mergers, Metuchen Unitholders would own approximately 80% of the Petros common stock , and Neurotrope Stockholders would own approximately 20% of the Petros common stock, subject to adjustment pursuant to the terms of the Merger Agreement.

As a result of the Metuchen Merger, each outstanding common unit or preferred unit of Metuchen will be exchanged for a number of shares of Petros common stock equal to the quotient resulting from the formula of (i) 95,908,502 divided by (ii) the number of fully-diluted units of Metuchen outstanding immediately prior to the effective time of the Mergers. Immediately prior to the Effective Times, each share of Metuchen preferred units will be converted into Metuchen Common Units. As a result of the Neurotrope Merger, each outstanding share of Neurotrope common stock will be exchanged for one share of Petros common stock and each outstanding share of Neurotrope preferred stock will be exchanged for one share of Petros preferred stock. In addition, each outstanding option to purchase Neurotrope common stock or outstanding warrant to purchase common stock that has not previously been exercised prior to the closing of the Mergers will be converted into equivalent options and warrants to purchase shares of Petros common stock and will be adjusted to give effect to the exchange ratios set forth in the Merger Agreement.

Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of Neurotrope and Metuchen from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when such party’s board of directors determines in good faith that an unsolicited alternative takeover proposal is or is reasonably likely to be inconsistent with the board’s fiduciary duties. Moreover, even if a party receives what the party’s board of directors determine is a superior proposal, the Merger Agreement does not permit either party to terminate the Merger Agreement to enter into a superior proposal.

Because the lack of a public market for Metuchen Capital Units makes it difficult to evaluate the value of Metuchen Capital Units, the Metuchen Unitholders may receive shares of Petros Common Stock in the Mergers that have a value that is less than, or greater than, the fair market value of Metuchen Capital Units.

The outstanding Metuchen Capital Units are privately held and are not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Metuchen Capital Units. Because the percentage of Petros equity to be issued to Metuchen Unitholders was determined based on negotiations between the parties, it is possible that the value of Petros common stock to be received by Metuchen Unitholders will be less than the fair market value of Metuchen Capital Units, or Neurotrope may pay more than the aggregate fair market value of Metuchen Capital Units.

If the conditions of the Mergers are not met, the Mergers will not occur.

Even if the Mergers are approved by Neurotrope Stockholders and Metuchen Unitholders, specified conditions must be satisfied or waived to complete the Mergers. These conditions are set forth in the Merger Agreement and described in the section titled “The Merger Agreement—Conditions to Completion of the Mergers” in proxy statement/prospectus/information statement to be filed by Neurotrope. Neurotrope and Metuchen cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Mergers will not occur or will be delayed, and Neurotrope and Metuchen each may lose some or all of the intended benefits of the Mergers.

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Failure of the Mergers to qualify as a reorganization within the meaning of Section 351(a) of the Code could harm the combined company.

The parties intend for the Mergers to qualify as a reorganization within the meaning of Section 351(a) of the Code, as amended. For a full description of the tax consequences of the Mergers, see “The Mergers — Material U.S. Federal Income Tax Consequences of the Mergers” of the registration statement/proxy statement related to the Mergers to be filed by Neurotrope. To comply with the requirements for a Section 351(a) reorganization, certain structural and other requirements for the transaction must be met; if not satisfied, the Metuchen Unitholders could be subject to tax liability.

The Mergers are expected to result in a limitation on Neurotrope’s ability to utilize its net operating loss carryforwards.

Under Section 382 of the Code, use of Neurotrope’s net operating loss carryforwards (“NOLs”) will be limited if Neurotrope experiences a cumulative change in ownership of greater than 50% in a moving three year period. Neurotrope will experience an ownership change as a result of the Mergers and therefore its ability to utilize its NOLs and certain credit carryforwards remaining at the Effective Time will be limited. The limitation will be determined by the fair market value of Neurotrope’s common stock outstanding prior to the ownership change, multiplied by the applicable federal rate. Limitations imposed on Neurotrope’s ability to utilize NOLs could cause U.S. federal and state income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs.

The combined organization may become involved in securities class action litigation that could divert management’s attention and harm the combined organization’s business and insurance coverage may not be sufficient to cover all costs and damages.

In the past, securities class action or shareholder derivative litigation often followed certain significant business transactions, such as the sale of a business division or announcement of a merger. The combined organization may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the combined organization’s business.

Following the Mergers, Neurotrope will be controlled by the JCP Investor, whose interests may be different than the interests of other holders of our securities.

Upon the completion of the Mergers, the JCP Investor will own approximately 59% of the combined company’s outstanding common stock, and will, for the foreseeable future, have significant influence over its reporting and corporate management and affairs, and will be able to control virtually all matters requiring stockholder approval. For so long as the JCP Investor has the ability to elect a majority of the combined company’s board of directors, the directors elected by the JCP Investor are expected to constitute a majority of each committee of the combined company’s board of directors, other than the Audit Committee, and the chairman of each of the committees, other than the Audit Committee, is expected to be a director serving on such committee who is elected by the JCP Investor; provided that, at such time as we are no longer a “controlled company” under the Nasdaq corporate governance standards, the combined company’s committee membership will comply with all applicable requirements of those standards and a majority of the combined company’s board of directors will be “independent directors,” as defined under the rules of Nasdaq.

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The interests of the JCP Investor may be materially different than the interests of the combined company’s other stockholders. In addition, the JCP Investor may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance its investment, even though such transactions might involve risks to you. For example, the JCP Investor may cause the combined company to take actions or pursue strategies that could cause a change of control. The JCP Investor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with the combined company. The combined company’s amended and restated certificate of incorporation will provide that none of the JCP Investor, any of its affiliates or any director who is not employed by the combined company (including any non-employee director who serves as one of the combined company’s officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which the combined company operates. Additionally, the JCP Investor also may pursue acquisition opportunities that may be complementary to the combined company’s business, and, as a result, those acquisition opportunities may not be available to the combined company.

So long as the JCP Investor continues to own a significant amount of the combined company’s outstanding common stock, even if such amount is less than 50%, it will continue to be able to strongly influence or effectively control the combined company’s decisions and, so long as the JCP Investor continues to own shares of the combined company’s outstanding common stock, nominate individuals to the combined company’s board of directors. In addition, JCP Investor will be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of the combined company’s company or a change in the composition of the combined company’s board of directors and could preclude any unsolicited acquisition of the combined company’. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of the combined company and ultimately might affect the market price of the combined company’s common stock.

The combined company will be a “controlled company” within the meaning of the Nasdaq rules and the rules of the SEC. As a result, it will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

After completion of the Mergers, the JCP Investor will own a majority of the combined company’s outstanding common stock. As a result, the combined company will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the combined company’s board of directors consist of “independent directors” as defined under the rules of Nasdaq;

•	the requirement that the combined company have a compensation committee that is composed entirely of directors who meet the Nasdaq independence standards for compensation committee members with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that the combined company’s director nominations be made, or recommended to the combined company’s full board of directors, by its independent directors or by a nominations committee that consists entirely of independent directors and that the combined company adopt a written charter or board resolution addressing the nominations process.

Following this offering, the combined company intend to utilize these exemptions. As a result, the combined company will not have a majority of independent directors, its nominating/corporate governance committee, if any, and compensation committee will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

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Risks Related to Petros (the “Combined Organization”)

After completion of the Mergers, the holders of Metuchen’s Securities will maintain the ability to control or significantly influence all matters submitted to the combined organization's stockholders for approval.

Upon the completion of the Mergers, based on the current estimates, holders of Metuchen’s securities would, in the aggregate, own approximately 80% of the Petros common stock following the closing. As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to the combined organization's stockholders for approval, as well as the combined organization's management and affairs. For example, these persons, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of the combined organization's assets. This concentration of voting power could delay or prevent an acquisition of the combined organization on terms that other stockholders may desire.

The combined organization's stock price is expected to be volatile, and the market price of its common stock may drop following the Mergers.

The market price of the combined organization's common stock following the Mergers could be subject to significant fluctuations following the Mergers. Market prices for securities of life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined organization's common stock to fluctuate include:

•	any delay in the commencement, enrollment and ultimate completion of clinical trials;

•	variations in the combined organization's financial results or those of companies that are perceived to be similar to the combined organization;

•	regulatory or legal developments in the United States or other countries;

•	the success of competitive therapies;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by the combined organization or the combined organization's competitors;

•	significant lawsuits, including patent or stockholder litigation;

•	additions or departures of key scientific or management personnel;

•	general economic, industry and market conditions; and

•	failure to maintain compliance with listing requirements of The Nasdaq Capital Market.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined organization's common stock.

In the past, following periods of volatility in the market price of a company's securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined organization's profitability and reputation.

The combined organization will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

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The combined organization will incur significant legal, accounting and other expenses that Metuchen did not incur as a private company, including costs associated with public company reporting requirements. The combined organization will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as rules implemented by the SEC and Nasdaq. These rules and regulations are expected to increase the combined organization's legal and financial compliance costs and to make some activities more time consuming and costly. For example, the combined organization's management team will consist of certain executive officers of Metuchen prior to the Mergers. These executive officers and other personnel will need to devote substantial time regarding operations as a public company and compliance with applicable laws and regulations. These rules and regulations may also make it difficult and expensive for the combined organization to obtain directors' and officers' liability insurance. As a result, it may be more difficult for the combined organization to attract and retain qualified individuals to serve on the combined organization's board of directors or as executive officers of the combined organization, which may adversely affect investor confidence in the combined organization and could cause the combined organization's business or stock price to suffer.

Metuchen’s management has limited experience with compliance with public company obligations and the combined organization’s resources may not be sufficient to fulfill its public company obligations.

Following the completion of the Mergers, the combined organization will be subject to various regulatory requirements, including those of the SEC and Nasdaq. These requirements include record keeping, financial reporting and corporate governance rules and regulations. The combined organization's management team will consist of certain executive officers of Metuchen prior to the Mergers. Such executive officers have limited experience with compliance with public company obligations and, historically, Metuchen has not had the resources typically found in a public company. The combined organization’s internal infrastructure may not be adequate to support its reporting obligations, and the combined organization may be unable to hire, train or retain necessary staff and may initially be reliant on engaging outside consultants or professionals to overcome its lack of experience. The combined organization’s business could be adversely affected if its internal infrastructure is inadequate, it is unable to engage outside consultants, or is otherwise unable to fulfill its public company obligations.

Anti-takeover provisions in the combined organization charter documents and under Nevada law could make an acquisition of the combined organization more difficult and may prevent attempts by the combined organization stockholders to replace or remove the combined organization management.

Provisions in the combined organization's articles of incorporation and bylaws may delay or prevent an acquisition or a change in management. These provisions include a classified board of directors, a prohibition on actions by written consent of the combined organization's stockholders and the ability of the board of directors to issue preferred stock without stockholder approval. In addition, because the combined organization will be incorporated in Nevada, it is governed by the provisions of Section 78.438 of the Nevada Revised Statutes, which prohibits a Nevada corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last two years has owned, 10% of the corporation’s voting stock, for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Although Neurotrope and Metuchen believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the combined organization's board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined organization's stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

The combined organization may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to the combined organization after the Mergers.

Metuchen is not currently subject to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404. However, following the Mergers, the combined organization will be subject to Section 404. The standards required for a public company under Section 404 are significantly more stringent than those required of Metuchen as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to the combined organization after the Mergers. If management is not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject the combined organization to adverse regulatory consequences and could harm investor confidence and the market price of the combined organization's common stock.

If securities analysts do not publish research or reports about the combined organization's business or if they publish negative evaluations of the combined organization's stock, the price of the combined organization's stock could decline.

The trading market for the combined organization's common stock will rely, in part, on the research and reports that industry or financial analysts publish about the combined organization or the combined organization's business. Equity research analysts may elect not to provide research coverage of the combined organization's common stock after the completion of the Mergers, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the combined organization will not have any control over the analysts or the content and opinions included in their reports. The price of the combined organization's common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the combined organization or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.

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Neurotrope and Metuchen do not anticipate that the combined organization will pay any cash dividends in the foreseeable future.

The current expectation is that the combined organization will retain its future earnings to fund the development and growth of the combined organization's business. In addition, the terms of Metuchen's existing and any future debt agreements may preclude Metuchen from paying dividends. As a result, capital appreciation, if any, of the common stock of the combined organization will be your sole source of gain, if any, for the foreseeable future.

The pro forma financial statements included in the Current Report on Form 8-K are presented for illustrative purposes only and may not be an indication of the combined organization's financial condition or results of operations following the completion of the Mergers and Spin-Off.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined organization's financial condition or results of operations following the Mergers for several reasons. The pro forma financial statements have been derived from the historical financial statements of Neurotrope and Metuchen and certain adjustments and assumptions have been made regarding the combined organization after giving effect to the Mergers and Spin-Off. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined organization in connection with the Mergers. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition of the combined organization following the Mergers may not be consistent with, or evident from, these pro forma financial statements. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined organization's financial condition following the Mergers.

Future sales of shares by existing stockholders could cause the combined organization stock price to decline.

If existing Neurotrope Stockholders and Metuchen Unitholders sell, or indicate an intention to sell, substantial amounts of the combined organization's common stock in the public market after the lock-up and other legal restrictions on resale, the trading price of the common stock of the combined organization could decline. Based on the current estimate of the applicable exchange ratios, upon completion of the Mergers, it is expected that approximately 33% of the shares of Petros common stock will be freely tradable.

The lock-up agreements entered into by certain Neurotrope Stockholders and Metuchen Unitholders provide that the shares of Neurotrope Common Stock, including, as applicable, shares received in the Mergers and issuable upon exercise of certain options, subject to the lock-up restrictions will be released from such restrictions nine months after the Closing. Based on the current estimate of the applicable exchange ratios, upon expiration of such lockup restrictions, the remaining shares of Petros common stock will be eligible for sale in the public market, approximately 59% of which will be held by directors, executive officers of the combined organization and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act, and various vesting agreements. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of the combined organization common stock could decline.

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The combined organization's bylaws designate the state and federal courts within the State of Nevada as the exclusive forum for certain types of actions and proceedings that the combined organization's stockholders may initiate, which could limit the combined organization's stockholders' ability to obtain a favorable judicial forum for disputes with the combined organization or the combined organization's directors, officers or employees.

The combined organization's bylaws provide that, subject to limited exceptions, the state and federal courts within the State of Nevada will be exclusive forums for any:

•	derivative action or proceeding brought on the combined organization's behalf;

•	action asserting a claim of breach of a fiduciary duty owed by any of the combined organization's directors, officers or other employees to the combined organization or the combined organization's stockholders;

•	action asserting a claim against the combined organization arising pursuant to any provision of the Nevada Revised Statutes; or

•	any action asserting a claim against the combined organization that is governed by the internal affairs doctrine.

Any person or entity purchasing or otherwise acquiring any interest in shares of the combined organization's capital stock shall be deemed to have notice of and to have consented to the provisions of the combined organization's bylaws described above. These choice of forum provisions may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with the combined organization or the combined organization's directors, officers or other employees, which may discourage such lawsuits against the combined organization and the combined organization's directors, officers and employees. Alternatively, if a court were to find these provisions of its bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the combined organization may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect the combined organization's business and financial condition.

Risks Related to the Spin-off

The consummation of the Spin-Off will occur immediately following, and is expressly conditioned upon, the closing of the Mergers. All of those risk factors with respect to Neurotrope stated above are applicable to the shares of stock of Neurotrope SpinCo to be distributed further to the Spin-Off. If any of those risks and uncertainties develops into actual events, these events could have a material adverse effect on Neurotrope SpinCo’s businesses, financial conditions or results of operations.

The Spin-Off may not deliver its intended results.

There are several risks and uncertainties related to the Spin-Off, including but not limited to:

•	whether Neurotrope will be able to effect the Separation Agreement;

•	whether Neurotrope will be able to obtain the required regulatory approvals for the Spin-Off or the timing of such approvals;

•	whether Neurotrope SpinCo may be able to conduct and expand its business following the Spin-Off;

•	whether there could be legal or other challenges to the Spin-Off, including changes in legal, regulatory, market and other circumstances that could lead to the Spin-Off not being pursued; and

Any one or more of these risks and uncertainties, or any other complexity or aspect of the Spin-Off or its implementation, may cause the Spin-Off to fail or prevent the Spin-Off from being able to be completed. If the Spin-Off is not completed, the Mergers may fail to close.

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The Spin-Off could give rise to disputes or other unfavorable effects, which could materially and adversely affect our business, financial position or results of operations.

The Spin-Off may lead to increased operating and other expenses, of both a nonrecurring and a recurring nature, and to changes to certain operations. Disputes with third parties could also arise out of these transactions. These increased expenses, changes to operations, disputes with third parties, or other effects could materially and adversely affect our business, financial position or results of operations.

Neurotrope’s historical financial information may not be representative of the results SpinCo may not be a reliable indicator of our future results.

Neurotrope’s historical financial information included in this proxy statement/prospectus/information statement have been derived from Neurotrope’s accounting records and may not reflect what the Neurotrope SpinCo’s financial position, results of operations or cash flows will be in the future.

The Spin-Off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws.

A court could deem the Spin-Off  or certain internal restructuring transactions undertaken by Neurotrope in connection therewith to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. In such circumstances, a court could void the transactions or impose substantial liabilities upon us, which could adversely affect our financial condition and our results of operations. Whether a transaction is a fraudulent conveyance or transfer will vary depending upon the jurisdiction whose law is being applied.

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